UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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FIDELITY NATIONAL FINANCIAL, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
April 13, 2012
Dear Stockholder:
On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of the stockholders of Fidelity National Financial, Inc. The meeting will be held on May 23, 2012 at 10:00 a.m., Eastern Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.
The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:

•	who can vote; and
•	the different methods you can use to vote, including the telephone, Internet and traditional paper proxy card.
Whether or not you plan to attend the annual meeting, please vote by one of these outlined methods to ensure that your shares are represented and voted in accordance with your wishes.
On behalf of the Board of Directors, I thank you for your cooperation.
Sincerely,
George P. Scanlon
Chief Executive Officer

Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
_________________

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
________________

To the Stockholders of Fidelity National Financial, Inc.:
Notice is hereby given that the 2012 Annual Meeting of Stockholders of Fidelity National Financial, Inc. will be held on May 23, 2012 at 10:00 a.m., Eastern Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204 for the following purposes:

1.	to elect two Class I directors to serve until the 2015 annual meeting of stockholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal;
2.	to approve a non-binding advisory resolution on the compensation paid to our named executive officers;
3.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year; and
4.	to transact such other business as may properly come before the meeting or any adjournment thereof.
The Board of Directors set March 30, 2012 as the record date for the meeting. This means that owners of Fidelity National Financial, Inc. common stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and
•	vote at the meeting and any adjournments or postponements of the meeting.
All stockholders are cordially invited to attend the annual meeting in person. However, even if you plan to attend the annual meeting in person, please read these proxy materials and cast your vote on the matters that will be presented at the annual meeting. You may vote your shares through the Internet, by telephone, or by mailing the enclosed proxy card. Instructions for our registered stockholders are described under the question “How do I vote?” on page 2 of the proxy statement.
Sincerely,
Michael L. Gravelle
Corporate Secretary
Jacksonville, Florida
April 13, 2012

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

i

Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
_________________

PROXY STATEMENT
_________________

The enclosed proxy is solicited by the Board of Directors (the “Board”) of Fidelity National Financial, Inc. (the “Company” or “FNF”) for use at the Annual Meeting of Stockholders to be held on May 23, 2012 at 10:00 a.m., Eastern Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The annual meeting will be held in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida.
It is anticipated that such proxy, together with this proxy statement, will be first mailed on or about April 13, 2012 to all stockholders entitled to vote at the meeting.
The Company’s principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that address is (904) 854-8100.

GENERAL INFORMATION ABOUT THE COMPANY
Prior to October 17, 2005, the Company was known as Fidelity National Title Group, Inc. and was a wholly-owned subsidiary of another publicly traded company, also called Fidelity National Financial, Inc. (“old FNF”). On October 17, 2005, old FNF distributed to its stockholders a minority interest in the Company, making it a majority-owned, publicly traded company (the “Partial Spin-Off”). On October 24, 2006, old FNF transferred certain assets to the Company in return for the issuance of shares of Company common stock to old FNF. Old FNF then distributed to its stockholders all of its shares of Company common stock, making the Company a stand alone public company (the “Full Spin-Off”). In November 2006, old FNF was then merged with and into another of its subsidiaries, Fidelity National Information Services, Inc. (“FIS”), after which the Company changed its name to Fidelity National Financial, Inc. Unless stated otherwise or the context otherwise requires, all references in this proxy statement to “us,” “we,” “our,” the “Company” or “FNF” are to Fidelity National Financial, Inc. For purposes of the biographical descriptions of our directors and executive officers, service with FNF includes service with old FNF prior to the Full Spin-Off.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Your shares can be voted at the annual meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.
Why did I receive this proxy statement?
The Board is soliciting your proxy to vote at the annual meeting because you were a stockholder of the Company at the close of business on March 30, 2012, which we refer to as the record date, and therefore you are entitled to vote at the annual meeting. This proxy statement contains information about the matters to be voted on at the annual meeting, and the voting process, as well as information about the Company's directors and executive officers.
Who is entitled to vote?
All record holders of FNF common stock as of the close of business on March 30, 2012 are entitled to vote. On that day, 222,803,069 shares were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the annual meeting.
If you hold your shares through a broker, bank or other nominee, you are considered a “beneficial owner,” and you will receive separate instructions from the nominee describing how to vote your shares. As the beneficial owner, you have the right to direct your nominee on how to vote your shares. Beneficial owners may also vote their shares in person at the annual meeting after first obtaining a legal proxy from their nominees by following the instructions provided by their nominees, and presenting the legal proxy to the election inspectors at the annual meeting.
What shares are covered by the proxy card?
The proxy card covers all shares held by you of record (i.e., shares registered in your name) and any shares held for your benefit in FNF’s 401(k) plan.

How do I vote?
You may vote using any of the following methods:

•
In person at the annual meeting. All stockholders may vote in person at the annual meeting by bringing the enclosed proxy card or proof of identification, but if you are a beneficial owner (as opposed to a record holder), you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors at the annual meeting with your ballot when you vote at the meeting); or

•	By proxy. There are three ways to vote by proxy:

•	by mail, using the enclosed proxy card and return envelope;
•	by telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or
•	by the Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.
Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.
What does it mean to vote by proxy?
It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chief Executive Officer and our Corporate Secretary, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the Board for such proposal.
On what am I voting?
You will be asked to consider three proposals at the annual meeting.

•	Proposal No. 1 asks you to elect the two Class I directors to serve until the 2015 annual meeting of stockholders.
•	Proposal No. 2 asks you to approve a non-binding advisory resolution on the compensation paid to our named executive officers.
•	Proposal No. 3 asks you to ratify the appointment of KPMG, LLP as our independent registered public accounting firm for the 2012 fiscal year.
How does the Board recommend that I vote on these proposals?
The Board recommends that you vote:

1.	“FOR” the election of the two Class I director nominees to serve until the 2015 annual meeting of stockholders;

2.	“FOR” the approval of the non-binding advisory resolution on the compensation paid to our named executive officers; and

3.	“FOR” the ratification of the appointment of KPMG, LLP as our independent registered public accounting firm for the 2012 fiscal year.
What happens if other matters are raised at the meeting?
Although we are not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the annual meeting in accordance with the procedures specified in FNF’s certificate of incorporation and bylaws, all proxies given to the proxy holders will be voted in accordance with their best judgment.
What if I submit a proxy and later change my mind?
If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: giving written notice to the Corporate Secretary; submitting another proxy bearing a later date (in any of the permitted forms); or casting a ballot in person at the annual meeting.
Who will count the votes?
Broadridge Investor Communications Services will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

How many votes must each proposal receive to be adopted?
The following votes must be received:

•
For Proposal No. 1 regarding the election of directors, a plurality of votes of the common stock entitled to vote and present in person or represented by proxy is required to elect a director. This means that the two people receiving the largest number of votes cast by the shares entitled to vote at the annual meeting will be elected as directors. Abstentions and broker non-votes, as discussed below, will have no effect.

•
For Proposal No. 2 regarding a non-binding advisory vote on the compensation paid to our named executive officers, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote would be required for approval. Even though your vote is advisory and therefore will not be binding on the Company, the Board will review the voting result and take it into consideration when making future decisions regarding the compensation paid to our named executive officers. Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect.

•
For Proposal No. 3 regarding the appointment of KPMG, LLP, under Delaware law, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote would be required for approval. Abstentions will have the effect of a vote against this proposal. Because this proposal is considered a "routine" matter under the rules of the New York Stock Exchange, nominees may vote in their discretion on this proposal on behalf of beneficial owners who have not furnished voting instructions.

What constitutes a quorum?
A quorum is present if a majority of the outstanding shares of common stock entitled to vote at the annual meeting are present in person or represented by proxy. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.
What are broker non-votes? If I do not vote, will my broker vote for me?
Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the Securities and Exchange Commission and the rules promulgated by the New York Stock Exchange thereunder.
The Company believes that all the proposals to be voted on at the annual meeting, except for the appointment of KPMG LLP as our independent registered public accounting firm, are not “routine” matters. On non-routine matters, such as Proposal No. 1 and Proposal No. 2, nominees cannot vote unless they receive voting instructions from beneficial owners. Please be sure to give specific voting instructions to your nominee, so that your vote can be counted.
What effect does an abstention have?
With respect to Proposal No. 1, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. For purposes of the Delaware law requirement that a proposal receive the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote, abstentions will have the effect of a vote against such proposal.
Who pays the cost of soliciting proxies?
We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Stockholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of $12,000 plus reimbursement of expenses.
What if I share a household with another stockholder?
We have adopted a procedure approved by the Securities and Exchange Commission, called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Annual Reports and/or Proxy Statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Annual Report and/or Proxy Statement for your household, please contact our transfer agent, Continental Stock Transfer & Trust (in writing at: 17 Battery Place, 8th

Floor, New York, NY 10004; by telephone: (212) 509-4000 or (800) 509-5586. If you participate in householding and wish to receive a separate copy of the 2011 Annual Report or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of future Annual Reports and/or Proxy Statements, please contact Continental Stock Transfer & Trust as indicated above. Beneficial stockholders can request information about householding from their banks, brokers or other holders of record. We hereby undertake to deliver promptly upon written or oral request, a separate copy of the annual report to stockholders, or this proxy statement, as applicable, to a stockholder at a shared address to which a single copy of the document was delivered.

CERTAIN INFORMATION ABOUT OUR DIRECTORS
Information About the Nominees for Election
The names of the nominees proposed for election at the annual meeting as Class I directors of the Company and certain biographical information concerning each of them is set forth below. Expiration terms of nominees for election at the annual meeting are given assuming the nominees are elected.
Nominees for Class I Directors —Term Expiring 2015

			Director
Name	Position with FNF	Age (1)	Since
Frank P. Willey	Vice Chairman of the Board	58	1984	(2)
Willie D. Davis	Director Member of the Audit Committee	77	2003	(2)
_______________________________________

(1)	As of April 1, 2012.
(2)	Includes the period of time during which the director served as a director of old FNF.
Frank P. Willey. Mr. Willey is the Vice Chairman of the Board of the Company and has been a director since 1984. Mr. Willey served as the Company’s President from January 1, 1995 through March 20, 2000. Prior to that, he served as an Executive Vice President and General Counsel of the Company until December 31, 1994. Mr. Willey also serves as a director of PennyMac Mortgage Investment Trust. Within the last five years, Mr. Willey served as a director of CKE Restaurants, Inc.
Mr. Willey’s qualifications to serve on the FNF Board include his 28 years as a director and/or executive officer of FNF and his experience and knowledge of the real estate and title industry.
Willie D. Davis. Willie D. Davis has served as a director of the Company since 2003. Mr. Davis has served as the President and as a director of All-Pro Broadcasting, Inc., a holding company that operates several radio stations, since 1976. Mr. Davis also serves on the Board of Directors of MGM Mirage, Inc., and, within the past five years, has served as a director of Sara Lee Corporation, Dow Chemical Company, Alliance Bank, Johnson Controls, Inc., Manpower, Inc., and Checkers Drive-In Restaurants, Inc.
Mr. Davis’s qualifications to serve on the FNF Board include his years of business experience as an executive officer and/or board member of public and private companies, his experience in financial and accounting matters and his knowledge of corporate governance matters.
Information About Our Directors Continuing in Office
The names of the incumbent directors of the Company who are not up for election at the annual meeting and certain biographical information concerning each of them are set forth below. Expiration terms of the incumbent directors are also provided.
Incumbent Class II Directors — Term Expiring 2013

			Director
Name	Position with FNF	Age (1)	Since
Daniel D. (Ron) Lane	Director Chairman of the Compensation Committee Member of the Audit Committee	77	1989	(2)
General William Lyon	Director	89	1998	(2)
Richard N. Massey	Director Member of the Compensation Committee	56	2006	(2)
Cary H. Thompson	Director Member of the Compensation Committee and the Executive Committee	55	1992	(2)
_______________________________________

(1)	As of April 1, 2012.
(2)	Includes the period of time during which the director served as a director of old FNF.

Daniel D. (Ron) Lane. Daniel D. (Ron) Lane has served as a director of the Company since 1989. Since February 1983, Mr. Lane has been a principal, Chairman and Chief Executive Officer of Lane/Kuhn Pacific, Inc., a corporation that comprises several community development and home building partnerships, all of which are headquartered in Newport Beach, California. Mr. Lane also served as a director of FIS from February 2006 to July 2008 and Lender Processing Services, Inc. (“LPS”) from July 2008 to March 2009. Within the last five years, Mr. Lane served as a director of CKE Restaurants, Inc.

Mr. Lane's qualifications to serve on the FNF Board include his extensive experience in and knowledge of the real estate industry, particularly as Chairman and Chief Executive Officer of Lane/Kuhn Pacific, Inc., his financial literacy and his experience as a member of the boards of directors of other companies.

General William Lyon. General Lyon has served as a director of the Company since 1998. General Lyon has served as the Chairman of the board of directors and Chief Executive Officer of William Lyon Homes and its predecessors since 1954. William Lyon Homes commenced a voluntary reorganization plan under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware on December 19, 2011 and on February 25, 2012, emerged from the bankruptcy. General Lyon also serves as the Chairman of the board of directors of Commercial Bank of California. General Lyon also serves as a director of Segerstrom Center for the Arts and Orangewood Children's Foundation, and as a Life Trustee of the University of Southern California.

General Lyon's qualifications to serve on the FNF Board include his extensive experience in and knowledge of the real estate industry and his experience as a member of the boards of directors of other companies.

Richard N. Massey. Richard N. Massey has served as a director of the Company since February 2006. Mr. Massey has been a partner of Westrock Capital, LLC, a private investment partnership, since January 2009. Mr. Massey was Chief Strategy Officer and General Counsel of Alltel Corporation from January 2006 to January 2009. From 2000 until 2006, Mr. Massey served as Managing Director of Stephens Inc., a private investment bank, during which time his financial advisory practice focused on software and information technology companies. Mr. Massey also serves as a director of FIS, and as Chairman of the Board of Directors of First Federal Bancshares of Arkansas, Inc.

Mr. Massey's qualifications to serve on the FNF Board include his experience in corporate finance and investment banking and as a financial and legal advisor to public and private businesses, as well as his expertise in identifying, negotiating and consummating mergers and acquisitions.

Cary H. Thompson. Cary H. Thompson has served as a director of the Company since 1992. Mr. Thompson currently is Vice Chairman of Global Corporate and Investment Banking, Bank of America Merrill Lynch, having joined that firm in May 2008. From 1999 to May 2008, Mr. Thompson was Senior Managing Director and Head of West Coast Investment Banking at Bear Stearns & Co., Inc. Mr. Thompson also serves on the board of directors of SonicWall Corporation and served as a director of FIS from February 2006 to July 2008 and as a director of LPS from July 2008 to March 2009.

Mr. Thompson's qualifications to serve on the FNF Board include his experience in corporate finance and investment banking, his knowledge of financial markets and his expertise in negotiating and consummating financial transactions.

Incumbent Class III Directors — Term Expiring 2014

			Director
Name	Position with FNF	Age (1)	Since
William P. Foley, II	Executive Chairman of the Board	67	1984	(2)
	Chairman of the Executive Committee
Douglas K. Ammerman	Director Chairman of the Audit Committee	60	2005	(2)
Thomas M. Hagerty	Director	49	2005	(2)
	Chairman of the Corporate Governance and Nominating Committee Member of the Executive Committee
Peter O. Shea, Jr.	Director	45	2006
	Member of the Corporate Governance and Nominating Committee
_______________________________________

(1)	As of April 1, 2011
(2)	Includes the period of time during which the director served as a director of old FNF.
William P. Foley, II. William P. Foley, II has served as the Executive Chairman of the Company since October 2006 and, prior to that, as Chairman of the Board since 1984. Mr. Foley also served as Chief Executive Officer of the Company from 1984 until May 2007. Mr. Foley also served as President of FNF from 1984 until December 1994. Mr. Foley also serves as the Vice Chairman of the Board of FIS and was its Executive Chairman from February 2006 to February 2011 and its non-executive Chariman from February 2011 to March 30, 2012. Mr. Foley served as the Chairman of the Board of LPS from July 2008 until March 2009, and, within the past five years, has served as a director of Florida Rock Industries, Inc. Mr. Foley also serves on the board of directors of the Foley Family Charitable Foundation and Cummer Museum of Arts and Gardens. Within the last five years, Mr. Foley served as a director of CKE Restaurants, Inc.
Mr. Foley's qualifications to serve on the FNF Board include his 28 years as a director and executive officer of FNF, his experience as a board member and executive officer of public and private companies in a wide variety of industries, and his strong track record of building and maintaining shareholder value and successfully negotiating and implementing mergers and acquisitions.
Douglas K. Ammerman. Douglas K. Ammerman has served as a director of the Company since July 2005. Mr. Ammerman is a retired partner of KPMG LLP, where he became a partner in 1984. Mr. Ammerman formally retired from KPMG in 2002. He serves as a director of Quiksilver, Inc., William Lyon Homes, El Pollo Loco, Inc., and Stantec.
Mr. Ammerman's qualifications to serve on the FNF Board include his financial and accounting background and expertise, including his 18 years as a partner with KPMG LLP and his experience as a director on the boards of directors of other companies.
Thomas M. Hagerty. Thomas M. Hagerty has served as a director of the Company since 2005. Mr. Hagerty is a Managing Director of Thomas H. Lee Partners, L.P. Mr. Hagerty has been employed by Thomas H. Lee Partners, L.P. and its predecessor, Thomas H. Lee Company, since 1988. From July 2000 through April 2001, Mr. Hagerty also served as the Interim Chief Financial Officer of Conseco, Inc. On December 17, 2002, Conseco, Inc. voluntarily commenced a case under Chapter 11 of the United States Code in the United States Bankruptcy Court, Northern District of Illinois, Eastern Division. Mr. Hagerty also serves as a director of MGIC Investment Corp., MoneyGram International, Inc., Ceridian Corporation, FIS, First BanCorp and on the board of directors of several private companies.
Mr. Hagerty's qualifications to serve on the FNF Board include his managerial and strategic expertise working with large growth-oriented companies as a Managing Director of Thomas H. Lee Partners, L.P., a leading private equity firm, and his experience in enhancing value of such companies, along with his expertise in corporate finance.
Peter O. Shea, Jr. Peter O. Shea, Jr. has served as a director of the Company since April 2006. Mr. Shea is the President and Chief Executive Officer of J.F. Shea Co., Inc., a private company with operations in home building, commercial property development and management and heavy civil construction. Prior to his service as President and Chief Executive Officer, he served as Chief Operating Officer of J.F. Shea Co., Inc.
Mr. Shea's qualifications to serve on the FNF Board include his experience in managing multiple and diverse operating companies and his knowledge of the real estate industry, particularly as President and Chief Executive Officer of J.F. Shea Co., Inc.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
The certificate of incorporation and the bylaws of the Company provide that our Board shall consist of at least one and no more than fourteen directors. Our directors are divided into three classes. The Board determines the number of directors within these limits. The term of office of only one class of directors expires in each year. The directors elected at this annual meeting will hold office for a term of three years or until their successors are elected and qualified. The current number of directors is ten.
At this annual meeting, the following persons, each of whom is a current Class I director of the Company, have been nominated to stand for election to the Board for a three-year term expiring in 2015:
Frank P. Willey
Willie D. Davis
The Board believes that each of the nominees will stand for election and will serve if elected as a director.
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE LISTED NOMINEES.

PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
As required by Section 14A of the Securities Exchange Act of 1934, enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, at the 2011 Annual Meeting, our shareholders voted upon and selected, on a non-binding advisory basis, an annual frequency vote on the compensation paid to our named executive officers and, thereafter, our Board adopted such annual frequency vote. Accordingly, we are asking our shareholders to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.
As discussed in the “Compensation Discussion and Analysis and Executive and Director Compensation” section of this proxy statement, the Board and the compensation committee of the Board (which we refer to as the compensation committee) believe that our current executive compensation program directly links compensation of our named executive officers to our financial performance and aligns the interests of our named executive officers with those of our shareholders. Our compensation philosophy is described in detail in the “Compensation Discussion and Analysis and Executive and Director Compensation” section of this proxy statement.
Accordingly, we ask our shareholders to vote on the following resolution at the annual meeting:
“RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and Executive and Director Compensation section of the 2012 proxy statement, the 2011 Summary Compensation Table and the other related tables and disclosure.”
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Approval of this resolution requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. However, as this is an advisory vote, the results will not be binding on the Company, the Board or the compensation committee, and will not require us to take any action. The final decision on the compensation of our named executive officers remains with our compensation committee and the Board, although the compensation committee and the Board will consider the outcome of this vote when making compensation decisions.
THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.
PROPOSAL NO. 3: RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
General Information About KPMG, LLP
Although stockholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of KPMG, LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, our audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our stockholders. If our stockholders do not ratify the audit committee's selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered public accounting firm.
In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the Securities and Exchange Commission rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of KPMG, LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Principal Accountant Fees and Services
The audit committee has appointed KPMG, LLP to audit the consolidated financial statements of the Company for the 2012 fiscal year. KPMG, LLP or its predecessors have continuously acted as the independent registered public accounting firm for the Company (including old FNF) commencing with the fiscal year ended December 31, 1988.
For services rendered to us during or in connection with our years ended December 31, 2011 and 2010, we were billed the following fees by KPMG, LLP:

	2011	2010
	(In thousands)
Audit Fees	$3,683	$3,380
Audit-Related Fees	380	561
Tax Fees	157	59
All Other Fees	—	—
Audit Fees. Audit fees consisted principally of fees for the audits, registration statements and other filings related to the Company’s 2011 and 2010 financial statements, and audits of the Company’s subsidiaries required for regulatory reporting purposes, including billings for out of pocket expenses incurred.
Audit-Related Fees. Audit-related fees in 2011 and 2010 consisted principally of fees for Service Organization Control Reports I audits and in both years included other non-recurring audits of subsidiaries.
Tax Fees. Tax fees for 2011 and 2010 consisted principally of fees for tax compliance, tax planning and tax advice.
All Other Services. The Company incurred no other fees in 2011 or 2010.
Approval of Accountants’ Services
In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by KPMG, LLP is approved in advance by the audit committee, including the proposed fees for such work. Our pre-approval policy provides that, unless a type of service to be provided by KPMG, LLP has been generally pre-approved by the audit committee, it will require specific pre-approval by the audit committee. In addition, any proposed services exceeding pre-approved maximum fee amounts also require pre-approval by the audit committee. Our pre-approval policy provides that specific pre-approval authority is delegated to our audit committee chairman, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the committee. Our audit committee chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting.
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2012 FISCAL YEAR.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS
The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the Securities and Exchange Commission, other publicly available information or information available to us. Percentage ownership in the following tables is based on 222,803,069 shares of FNF common stock outstanding as of March 30, 2012. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of common stock beneficially owned by that stockholder. The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission.
Security Ownership of Certain Beneficial Owners
The following table sets forth information regarding beneficial ownership of our common stock by each stockholder who is known by the Company to beneficially own 5% or more of our common stock:

	Number of Shares	Percent of
Name	Beneficially Owned	Class
BlackRock, Inc. (1)	19,213,616	8.6%
ValueAct Capital Master Fund, L.P. (2)	15,082,515	6.8%
Artisan Partners Holdings L.P. (3)	14,734,059	6.6%
Capital Research Global Investors (4)	11,279,900	5.1%
________________________________

(1)	According to Schedule 13G/A filed February 10, 2012, BlackRock, Inc., whose address is 40 East 52nd Street, New York, NY 10022, may be deemed to be the beneficial owner of 19,213,616 shares.

(2)
According to Schedule 13D/A filed March 5, 2012, ValueAct Capital Master Fund, L.P., VA Partners I, LLC, ValueAct Capital Management, L.P., ValueAct Capital Management, LLC, ValueAct Holdings, L.P. and ValueAct Holdings GP, LLC may be deemed to be the beneficial owner of 15,082,515 shares. The address of such entities is 435 Pacific Avenue, Fourth Floor, San Francisco, California, 94133.

(3)
According to Schedule 13G/A filed February 7, 2012, Artisan Partners Holdings L.P., Artisan Investment Corporation, Artisan Partners Limited Partnership, Artisan Investments GP LLC, ZFIC, Inc., Andrew A. Ziegler, and Carlene M. Ziegler may be deemed to be the beneficial owner of 14,734,059 shares. The address of such entities and persons is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(4)
According to Schedule 13G filed February 14, 2012, Capital Research Global Investors, whose address is 333 South Hope Street, Los Angeles, CA 90071, may be deemed a beneficial owner of 11,279,900 shares as a result of Capital Research Global Investors acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

Security Ownership of Management and Directors
The following table sets forth information regarding beneficial ownership of our common stock by:
•each of our directors and nominees for director;

•	each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission; and

•	all of our executive officers and directors as a group.
The mailing address of each director and executive officer shown in the table below is c/o Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204.

	Number of
	Shares		Number			Percent
Name	Owned(1)		of Options(2)	Total		of Total
Douglas K. Ammerman	45,450		114,628	160,078		*
Brent B. Bickett	393,393		649,427	1,042,820		*
Willie D. Davis	52,252		127,068	179,320		*
William P. Foley, II	7,605,594	(3)	3,159,102	10,764,696	(3)	4.8%
Thomas M. Hagerty	51,751		93,982	145,733		*
Daniel D. (Ron) Lane	213,778		126,451	340,229		*
General William Lyon	78,716		70,666	149,382		*
Richard N. Massey	110,860		70,666	181,526		*
Anthony J. Park	279,667	(4)	406,666	686,333	(4)	*
Raymond R. Quirk	1,222,476	(5)	1,289,713	2,512,189	(5)	1.1%
George P. Scanlon	338,236		33,334	371,570		*
Peter O. Shea, Jr.	38,673		70,666	109,339		*
Cary H. Thompson	39,554		116,401	155,955		*
Frank P. Willey	1,531,371		82,572	1,613,943		*
All directors and officers (16 persons)	12,248,167		6,829,679	19,077,846		8.6%
________________________________

*	Represents less than 1% of our common stock.
(1)	Includes the following pledged shares: Mr. Foley 1,711,224 shares; Mr Quirk 212,113 shares; and Mr. Willey 1,441,787 shares; and all directors and officers as a group 3,635,124 shares.
(2)	Represents shares subject to stock options that are exercisable on March 30, 2012 or become exercisable within 60 days of March 30, 2012.
(3)
Included in this amount are 2,995,122 shares held by Folco Development Corporation, of which Mr. Foley and his spouse are the sole stockholders, and 708,106 shares held by Foley Family Charitable Foundation.

(4)	Included in this amount are 154,650 shares held by the Park Family Trust.
(5)	Included in this amount are 696,230 shares held by the Quirk 2002 Trust and 47,193 shares held by the Raymond Quirk 2004 Trust.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information as of December 31, 2011 about our common stock which may be issued under our equity compensation plans:

Number of Securities
Remaining Available
		Weighted-Average	for Future Issuance
	Number of Securities to	Exercise Price of	Under Equity
	be Issued Upon Exercise	Outstanding	Compensation Plans
	of Outstanding Options,	Options, Warrants	(Excluding Securities
	Warrants and Rights	and Rights	Reflected in Column
Plan Category	(a)	(b)	(a))(c)
Equity compensation plans approved by security holders	20,632,021	13.79	4,706,122	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	20,632,021	13.79	4,706,122
________________________________

(1)
In addition to being available for future issuance upon exercise of options and stock appreciation rights, 4,706,122 shares under the FNF omnibus plan may be issued in connection with awards of restricted stock, restricted stock units, performance shares, performance units or other stock-based awards.

CERTAIN INFORMATION ABOUT OUR EXECUTIVE OFFICERS
The executive officers of the Company as of the date of this proxy statement are set forth in the table below. Certain biographical information with respect to those executive officers who do not also serve as directors follows the table.

Name	Position with FNF	Age
William P. Foley, II	Executive Chairman of the Board	67
George P. Scanlon	Chief Executive Officer	54
Raymond R. Quirk	President	65
Brent B. Bickett	Executive Vice President, Corporate Finance	47
Anthony J. Park	Executive Vice President and Chief Financial Officer	45
Peter T. Sadowski	Executive Vice President and Chief Legal Officer	57
Michael L. Gravelle	Executive Vice President, General Counsel and Corporate Secretary	50
George P. Scanlon. Mr. Scanlon is the Chief Executive Officer of FNF and he has served in that capacity since October 2010. Previously Mr. Scanlon served as Chief Operating Officer since June 2010. Prior to that, Mr. Scanlon served as Corporate Executive Vice President, Finance of FIS since February 2008 and became Chief Financial Officer of FIS in July 2008. Prior to joining FIS, Mr. Scanlon served as Executive Vice President and Chief Financial Officer of Woodbridge Holdings Corporation (formerly known as Levitt Corporation) since August 2004 and Executive Vice President and Chief Financial Officer of BFC Financial Corporation since April 2007. Prior to joining Levitt, Mr. Scanlon was the Chief Financial Officer of Datacore Software Corporation, an independent software vendor, from December 2001 to August 2004. Prior to joining Datacore, Mr. Scanlon was the Chief Financial Officer at Seisint, Inc., a technology company specializing in providing data search and processing products, from November 2000 to September 2001.
Raymond R. Quirk. Mr. Quirk is the President of FNF and he has served in that position since April 2008. Previously, Mr. Quirk served as Co-President since May 2007 and Co-Chief Operating Officer of FNF from October 2006 until May 2007. Mr. Quirk was appointed as President of FNF in 2002. Since joining FNF in 1985, Mr. Quirk has served in numerous executive and management positions, including Executive Vice President, Co-Chief Operating Officer and Division Manager and Regional Manager, with responsibilities for managing direct and agency operations nationally.
Brent B. Bickett. Mr. Bickett has served as Executive Vice President, Corporate Finance of FNF since April 2008. He joined FNF in 1999 as a Senior Vice President, Corporate Finance and has served as an executive officer of FNF since that time.

Mr. Bickett also serves as Corporate Executive Vice President, Corporate Finance of FIS.
Anthony J. Park. Mr. Park is the Executive Vice President and Chief Financial Officer of FNF and he has served in that position since October 2005. Prior to being appointed CFO of the Company, Mr. Park served as Controller and Assistant Controller of FNF from 1991 to 2000 and served as the Chief Accounting Officer of FNF from 2000 to 2005.
Peter T. Sadowski. Mr. Sadowski is the Executive Vice President and Chief Legal Officer of FNF and has served in that position since 2008. Prior to that, Mr. Sadowski served as Executive Vice President and General Counsel of FNF since 1999.
Michael L. Gravelle. Mr. Gravelle has served as the Executive Vice President, General Counsel and Corporate Secretary of FNF since January 2010 and served in the capacity of Executive Vice President, Legal since May 2006 and Corporate Secretary since April 2008. Mr. Gravelle joined FNF in 2003, serving as Senior Vice President. Mr. Gravelle joined a subsidiary of FNF in 1993, where he served as Vice President, General Counsel and Secretary beginning in 1996 and as Senior Vice President, General Counsel and Corporate Secretary beginning in 2000. Mr. Gravelle also serves as Corporate Executive Vice President, Chief Legal Officer and Secretary of FIS.

COMPENSATION DISCUSSION AND ANALYSIS AND EXECUTIVE AND
DIRECTOR COMPENSATION
Compensation Discussion and Analysis
The following compensation discussion and analysis may contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.
Executive Summary
In this compensation discussion and analysis, we provide an overview of our approach to compensating our named executive officers in 2011, including the objectives of our compensation programs and the principles upon which our compensation programs and decisions are based. In 2011, our named executive officers were:

•	William P. Foley, II, our Executive Chairman of the Board;
•	George P. Scanlon, our Chief Executive Officer;
•	Raymond R. Quirk, our President;
•	Anthony J. Park, our Executive Vice President and Chief Financial Officer; and
•	Brent B. Bickett, our Executive Vice President, Corporate Finance.
We came into 2011 facing a significant projected decline in mortgage originations. Despite the challenging market outlook, we committed to taking the necessary actions to protect our margins and to maintain industry leadership in profitability. During fiscal 2011, under the leadership of our named executive officers, our Company performed well. In 2011, we generated $414.8 million in pre-tax earnings on $4.8 billion in revenue. We also returned $105.1 million to our shareholders in the form of dividends and repurchased 5,419,850 shares of our common stock.
Our compensation programs, which emphasize pay for performance, are designed to help us accomplish our business objectives and to foster a high performance culture. Accordingly, our named executive officers' 2011 cash incentives under the FNF annual incentive plan were tied directly to the achievement of pre-established, objectively determinable goals relating to two key measures of our success: return on equity (ROE) and pre-tax margin relating to our title segment. Our strong earnings in 2011 resulted in the compensation earned under the FNF annual incentive plan paying out at or near maximum levels.
Our compensation programs are also designed to attract high performing executives and to retain our key employees, as there is significant competition in our industry for talented managers. We accomplish these objectives by providing our executives with total compensation that we believe is competitive relative to the compensation paid to similarly situated executives at similarly sized companies, and which is sufficient to motivate, reward and retain those individuals with the leadership abilities and skills necessary for achieving our ultimate objective: the creation of long-term shareholder value.
2011 Shareholder Vote on Executive Compensation
At our 2011 annual meeting of shareholders, as required by Section 14A of the Securities Exchange Act and Rule 14a-21(a) under the Securities Exchange Act, we held a non-binding advisory vote, also called a “say-on-pay” proposal, on the compensation of our named executive officers as disclosed in the 2011 proxy statement pursuant to Item 402 of Regulation S-K. Over 86% of the shares entitled to vote at our 2011 shareholders' meeting approved our “say on pay” proposal. Our compensation committee considered the results of the 2011 say-on-pay vote, and based upon the shareholder support expressed through the vote, retained our compensation structure, which focuses our named executive officers on achieving our business objectives and maximizing shareholder values.
Our Compensation Programs Support our Company and our Business Objectives
The primary goal of our executive compensation program is to drive continued growth and successful execution of our business objectives. We seek to achieve this goal by:

•	tying a material portion of our named executive officers' compensation to our corporate performance;

•
carefully structuring our performance-based programs to focus our named executive officers on attaining key performance goals that are aligned with and support our key business objectives, which, in turn, are aimed at maximizing shareholder value;

•	recognizing our executives' leadership abilities, scope of responsibilities, experience, effectiveness, and individual performance achievements; and

•	attracting, motivating, and retaining a highly qualified and effective global management team that can deliver superior performance and build shareholder value over the long term.

Significant Long-Term Stock Ownership Creates a Strong Tie to Our Shareholders
Our named executive officers maintain significant long-term investments in the Company. Collectively, as reported in the table Security Ownership of Management and Directors beginning on page 11, they beneficially own 9,893,366 shares of our common stock and options to acquire an additional 5,538,242 shares of common stock. Management's sizable investment in our shares aligns their economic interests directly with the interests of our other shareholders, and their wealth will rise and fall as our share price rises and falls.
We have formal stock ownership guidelines for all corporate officers, including our named executive officers, and members of our board of directors. The guidelines were established to encourage such individuals to hold a multiple of their base salary (or annual retainer) in our common stock and, thereby, align a significant portion of their own economic interests with those of our shareholders.
The guidelines call for the executive to reach the ownership multiple within five years. Shares of restricted stock and gain on stock options count toward meeting the guidelines. The guidelines, including those applicable to non-employee directors, are as follows:

Position	Minimum Aggregate Value
Executive Chairman of the Board	10 x base salary
Chief Executive Officer and President	5 x base salary
Other Officers	2 x base salary
Members of the Board	5 x annual retainer
Each of our named executive officers and non-employee directors met the stock ownership guidelines as of December 31, 2011. The ownership levels are shown in the Security Ownership of Management and Directors table beginning on page 11.
Compensation Governance
While we strive to maintain a consistent approach to our executive compensation programs from year to year, we periodically review our compensation programs and make adjustments that are believed to be in the best interests of the Company and our shareholders. As part of this process, we review compensation trends and consider what is thought to be current best practice and make changes in our compensation programs when we deem it appropriate, all with the goal of continually improving our approach to executive compensation. To that end, some of the improvements made and actions taken in recent years by our compensation committee or full board of directors include the following:

•	setting a high ratio of performance-based compensation to total compensation, and a low ratio for fixed benefits/perquisites (non-performance-based compensation);

•	eliminating modified single-trigger severance provisions that provide for payments upon a voluntary termination of employment following a change in control;

•	eliminating excise tax gross ups;

•	adopting a policy to “clawback” any overpayments of incentive-based or share-based compensation that were attributable to restated financial results;

•	adding a performance-based vesting provision in restricted stock grants to our officers, including our named executive officers;

•	implementing an incentive program tied to cost savings from October 1, 2010 through October 31, 2011 to further our objective of corporate cost savings;

•
achieving a high level of disclosure transparency, where our shareholders have the ability to fully understand our executive compensation programs and associated performance measures used under those programs;

•	using a thorough methodology for comparing our executive compensation to market practices;

•
requiring that any dividends on restricted stock be subject to the same underlying vesting requirements applicable to the restricted stock - that is, no payment of dividends until the restricted stock vests;

•	requiring that dividends and dividend equivalents on share-based awards with performance-based vesting conditions not be paid unless the performance-based vesting condition is satisfied;

•	requiring that certain officers, including all of our named executive officers, must hold at least half of the shares of restricted stock that vest for a period of at least six months;

•	using a shorter expiration period for our stock options: we now use a seven year expiration period for new grants rather than a ten year expiration period;

•	adopting a policy that annual grants of stock options and restricted stock will utilize a vesting schedule of not less than three years;

•	separating the positions of Chief Executive Officer and Chairman into two positions;

•	appointing an independent lead director to help manage the affairs of our board of directors;

•	completing a “risk assessment,” as required under the rules of the Securities and Exchange Commission;

•	using an independent compensation consultant who reports solely to our compensation committee, and who does not provide services other than executive compensation consulting; and

•
significantly increasing the required executive stock ownership multiples, for example, the multiples were increased from five times base salary to ten times base salary for our Executive Chairman and from two times base salary to five times base salary for our President.

As part of our compensation governance program, we also observe the following practices:

•	employment agreements with our named executive officers do not contain multi-year guarantees for salary increases, non-performance based bonuses or guaranteed equity compensation;

•	we do not provide income tax reimbursements on executive perquisites or other payments;

•	all of our cash and equity incentive plans are capped at maximum levels; and

•
the change in control provisions in our compensation plans trigger upon consummation of mergers, consolidations and other corporate transactions, not upon shareholder approval or other pre-consummation events.

Role of Compensation Committee, Compensation Consultant and Executive Officers
Our compensation committee is responsible for approving and monitoring all compensation programs for our named executive officers, as well as our other officers. Our compensation committee is also responsible for administering the Fidelity National Financial, Inc. Annual Incentive Plan, which we refer to as our annual incentive plan, and the Fidelity National Financial, Inc. Amended and Restated 2005 Omnibus Incentive Plan, which we refer to as our omnibus plan, and approving individual grants and awards under those plans for our executive officers.
To further the objectives of our compensation program, our compensation committee engaged Strategic Compensation Group, LLC, which we refer to as Strategic Compensation Group, an independent compensation consultant, to conduct an annual review of our compensation programs for our named executive officers and other key executives and our board of directors. The consultant is engaged to propose compensation amounts with alternatives for the committee to consider.
In 2011, Strategic Compensation Group provided our compensation committee with relevant market data on compensation, including annual salary, annual incentives, long-term incentives, other benefits, total compensation and pay mix, and alternatives to consider when making compensation decisions. Strategic Compensation Group also assisted our compensation committee in its review of the risks to us of our compensation policies and practices for all employees. Strategic Compensation Group was selected by our compensation committee, reported directly to the committee, received compensation only for services related to executive compensation issues, and neither it nor any affiliated company provided any other services to us.
Our Executive Chairman participated in the 2011 executive compensation process by making recommendations with respect to equity-based incentive compensation awards. Our Chief Executive Officer made recommendations with respect to his direct reports, as discussed further below. In addition, Michael L. Gravelle, our Executive Vice President, General Counsel and Corporate Secretary, coordinated with our compensation committee's chairman and the consultant in preparing the committee's meeting agendas and, at the direction of the committee, assisted Strategic Compensation Group in gathering financial information about the Company and stock ownership information for our executives for inclusion in the consultant's reports to our compensation committee. Our executive officers do not make recommendations to our compensation committee with respect to their own compensation.
While our compensation committee carefully considers the information provided by, and the recommendations of, Strategic Compensation Group and the individuals who participate in the compensation process, our compensation committee retains complete discretion to accept, reject or modify any recommended compensation decisions.
Establishing Executive Compensation Levels
We operate in a highly competitive industry and compete with our peers and competitors to attract and retain highly skilled executives within that industry. To attract and retain talented executives with the leadership abilities and skills necessary for building long-term shareholder value, motivate our executives to perform at a high level and reward outstanding achievement, our compensation committee sets total compensation at levels it determines to be competitive in our market.
When determining the overall compensation of our named executive officers, including base salaries and annual and long-term incentives, our compensation committee considers a number of qualitative and quantitative factors it deems important, including:

•	the executive officer's experience, knowledge, skills, level of responsibility and potential to influence the company's performance;

•	the executive officer's prior salary levels, annual incentive awards, annual incentive award targets and long-term equity incentive awards;

•	the business environment and our objectives and strategy;

•	our financial performance in the prior year;

•	the need to retain and motivate executives (even in the current business cycle, it is critical that the Company not lose key people and long term incentives can help to retain key people);

•	corporate governance and regulatory factors related to executive compensation; and

•	marketplace compensation levels and practices.
In evaluating the compensation of our Chief Executive Officer's direct reports, our compensation committee also considers the Chief Executive Officer's recommendations to the committee. This includes the compensation of the other named executive officers, based on his review of their performance, job responsibilities, importance to our overall business strategy, and our compensation philosophy. Our Chief Executive Officer does not make a recommendation to our compensation committee regarding his own compensation. The compensation decisions are not formulaic, and the members of our compensation committee did not assign precise weights to the factors listed above. Our compensation committee utilized their individual and collective business judgment to review, assess, and approve compensation for our named executive officers.
To support its review of our executive compensation and benefit programs for 2011, our compensation committee engaged Strategic Compensation Group to conduct a marketplace review of the compensation we pay to our executive officers. Our compensation committee has the sole authority to approve the independent compensation consultant's fees and terms of engagement. Strategic Compensation Group gathered marketplace compensation data on total compensation, which consisted of annual salary, annual incentives, long-term incentives, executive benefits, executive ownership levels, overhang and dilution from the equity incentive plan, compensation levels as a percent of revenue, pay mix and other key statistics. The marketplace compensation data provided a point of reference for our compensation committee, but our compensation committee ultimately made compensation decisions based on all of the factors described above.
At the beginning of each year, the compensation committee reviews the specific marketplace compensation surveys that would be used to benchmark executive compensation. The committee strives for a consistent set of compensation surveys from year to year, so that the benchmark information is consistent and comparable. Strategic Compensation Group worked with our compensation committee in determining the marketplace compensation surveys that would be included in the marketplace compensation data. Strategic Compensation Group used three marketplace data sources: (1) a general executive compensation survey prepared by Towers Watson, which contained data on over 300 companies (in using this survey, our compensation committee applied a formula contained in the survey that allows for the adjustment of the survey's compensation amounts to take into account differences in revenues between the survey companies and our Company); (2) a general executive compensation survey prepared by Kenexa of over 3,000 companies with a specific focus on about 90 companies with revenues of between $5 billion and $7.5 billion and (3) compensation information for the following group of 17 companies, which we refer to as the “peer group,” which were selected because of their revenues, nature and complexity of operations and because they compete with us for business and/or executive talent. The peer group consisted of:

•	American Financial Group	•	Genworth Financial, Inc.
•	Aon Corp.	•	Lincoln National Corp.
•	Arch Capital Group Ltd.	•	Marsh & McLennan Companies, Inc.
•	Assurant Inc.	•	Principal Financial Group
•	Automatic Data Processing, Inc.	•	Transatlantic Holdings
•	CNA Financial Corporation	•	Unum Group
•	Discover Financial Services	•	White Mountains Insurance Group Ltd.
•	Everest Re Group Ltd.	•	W.R. Berkley Corporation
•	First American Financial Corporation
The revenue range of these companies was between $3.2 billion and $10.5 billion, with a median revenue of $8.5 billion.
We focused on the 50th percentile of the peer group data when considering what our named executive officers' 2011 target total compensation levels should be. Our compensation committee used the other two sources of compensation data described above in making its compensation decisions in 2011 as a point of reference in evaluating whether compensation was within a “market” range; however, those two sources were given less weight when considering what the named executive officers' 2011 target total compensation should be as we think the peer group data is the best indicator of total compensation provided by our key competitors and peers.
While the compensation decisions of our compensation committee ultimately were subjective judgments, our compensation committee also considered the following factors in making compensation decisions for our named executive officers. In determining the total compensation for Mr. Foley, our compensation committee considered his success as the overall leader of the Company in developing and implementing the Company's long-term strategy, his substantial knowledge of and contributions to the overall management of the Company's title operations, and his leadership in connection with the Company's successful investments in portfolio companies. In determining the total compensation for Mr. Scanlon, our compensation committee considered his role and responsibility as Chief Executive Officer particularly in connection with his responsibility of implementing the Company's long term strategic plan. In determining the total compensation for Mr. Quirk, our compensation committee considered his 26 years of experience with the Company working in the title business and importance to the continued successful operation of the Company's title business. In determining the total compensation for Mr. Park, our compensation committee considered his role and responsibility for accounting and financial reporting matters, as well as his 21 years of experience with the Company. In determining the total compensation for Mr. Bickett, our compensation committee considered his contribution to corporate finance matters, corporate development and mergers and acquisitions, and the fact that he also served as an executive officer of FIS.
The marketplace compensation information in this discussion is not deemed filed or a part of this compensation discussion and analysis for certification purposes.
Components of Total Compensation and Pay Mix
We compensate our executives primarily through a mix of base salary, annual cash incentives, and long-term equity-based incentives. We also provide our named executive officers with the same retirement and employee benefit plans that are offered to our other employees, as well as limited other benefits, although these items are not significant components of our compensation programs. The compensation earned by our named executive officers in 2011 consisted of the following:

Purpose of the Compensation Program
Salary
Salary provides a level of assured, regularly-paid, cash compensation that is competitive and reasonable. Salary represents less than 10% of total compensation for Messrs. Foley, Scanlon, Quirk and Bickett, and 15% of total compensation for Mr. Park.

Annual Cash Incentive
Cash incentives under the FNF annual incentive plan are designed to motivate our employees to work towards improving our performance for the fiscal year and help attract and retain key employees. We may also seek to motivate our executives to achieve targeted results by adopting a tailored cash incentive under the FNF annual incentive plan, such as our 2011 corporate costs savings incentive adopted to achieve specific cost reductions.

Performance-Based Restricted Stock
Performance-based restricted stock helps to tie our named executive officers' long-term financial interests to our company's operating income margin performance and to the long-term financial interests of shareholders, as well as to retain key executives through the three-year vesting period and maintain a market competitive position for total compensation.

Benefits & Other
Our named executive officers' benefits result primarily from company-wide employee benefit programs. For security reasons and to make travel more efficient and productive for our named executive officers, they are also eligible to travel on the Company's aircraft. Benefits and perquisites, in the aggregate, represent less than 2.5% of total compensation for Messrs. Scanlon, Park and Quirk, 8% of total compensation for Mr. Foley, and less than 9.0% of total compensation for Mr. Bickett.

Allocation of Total Compensation for 2011
As illustrated in the table below, a significant portion of each named executive officer's total compensation is based on performance-based cash and stock incentives that are tied to our financial performance and stock price. The following table shows the allocation of 2011 Total Compensation reported in the Summary Compensation Table among the various components:

	Salary	Cash Incentive	Performance-Based Restricted Stock *	Benefits and Other Compensation	Total Compensation
William P. Foley, II	4.8%	28.7%	58.5%	8.0%	100.0%
George P. Scanlon	7.0%	57.4%	33.2%	2.4%	100.0%
Raymond R. Quirk	9.3%	52.9%	35.9%	1.9%	100.0%
Anthony J. Park	15.0%	55.8%	26.9%	2.3%	100.0%
Brent B. Bickett	6.5%	19.6%	65.0%	8.9%	100.0%
________________________________
* For Messrs. Foley and Bickett, the amount in this column also includes their grants of Remy restricted stock, which vests based on continued service to Remy.
In 2011, as in prior years, our named executive officers' compensation had a heavy emphasis on “at-risk” performance-based components of annual cash incentives and long-term equity awards. Combined, the annual and long-term incentives provided to our executive officer group comprised between 83% and 91% of their total compensation in 2011.
Our compensation committee believes this emphasis on performance-based incentive compensation, which links a significant portion of our named executive officers' compensation with our annual and long-term financial performance and profitability, is an effective way to use compensation to help us achieve our business objectives while directly aligning our executive officers' interests with the interests of our shareholders.
Our compensation committee also believes a significant portion of our named executive officers' incentive compensation should be allocated to share-based compensation, because of the direct alignment it creates between the interests of our named executive officers and our shareholders. Consequently, for 2011, as reflected in the table above, a major portion of our named executive officers' total compensation was provided in the form of share-based incentives.
Following is a summary of the principal components of our 2011 compensation program for our named executive officers.
Base Salary
Although the emphasis of our compensation program is on performance-based, at-risk pay, we also provide our named executive officers with base salaries that are intended to provide them with a level of assured, regularly paid cash compensation that is competitive and reasonable. Our compensation committee typically reviews salary levels annually as part of our performance review process, as well as in the event of promotions or other changes in our named executive officers' positions or responsibilities. When establishing base salary levels, our compensation committee considers the peer compensation data provided by Strategic Compensation Group, as well as a number of qualitative factors, including the named executive officer's experience, knowledge, skills, level of responsibility and performance. We did not change our named executive officers' salaries in 2011.
Annual Performance-Based Cash Incentive
We generally award annual cash incentives based upon the achievement of pre-defined business and financial objectives that are specified in the first quarter of the year. The annual incentive program plays an important role in our approach to total compensation. It motivates participants to work hard and proficiently toward improving the Company's performance for a fiscal year, and it requires that we achieve defined annual financial performance goals before participants become eligible for an incentive payout. We believe that achieving our annual business and financial objectives are important to executing our business strategy, strengthening our products and services, improving customer satisfaction and gaining new customers and delivering long term value to shareholders. In addition, the incentive program helps to attract and retain a highly qualified workforce and to maintain a market competitive compensation program.
In the first quarter of each fiscal year, our compensation committee approves the fiscal year performance objectives and a target incentive opportunity for each participant, as well as the potential incentive opportunity range for maximum and threshold performance. No annual incentive payments are payable to a named executive officer if the pre-established, minimum performance levels are not met, and payments are capped at the maximum performance payout level. In addition, the financial performance measures under the plan are derived from our annual financial statements (Form 10-K), which are subject to an audit by our independent registered public accounting firm, KPMG LLP. The short-term incentive award targets were established by our compensation committee as described above for our named executive officers as a percentage of the individual's base salary at the end of 2011. Our named executive officers' 2011 target bonus percentages were the same as their 2010 target bonus percentages.
The amount of the annual incentives actually paid depends on the level of achievement of the pre-established goals.

•	If threshold performance is achieved, the incentive payout will equal 50% of the executive's target incentive opportunity.

•	If target performance is achieved, the incentive payout will equal 100% of the executive's target incentive opportunity.

•	If maximum performance is achieved, the incentive payout will equal 200% (300% for Mr. Foley) of the executive's target incentive opportunity.

•	Between these levels, the payout is prorated.
The committee retained discretion to reduce, but not to increase, the amounts earned, but no such discretion was exercised in 2011.
Threshold performance levels were established to challenge our named executive officers and, at the same time, provide reasonable opportunities for achievement. Maximum performance levels were established to limit short-term incentive awards so as to avoid excessive compensation while encouraging executives to reach for performance beyond the target levels. An important tenet of our pay for performance philosophy is to utilize our compensation programs to motivate and achieve performance levels that reach beyond what is expected of us as a company. Our use of minimum and maximum award opportunity levels has remained consistent over the years.
Target performance levels are intended to be difficult to achieve, but not unrealistic. The performance targets were based on discussions between management and our compensation committee. In setting 2011 performance targets, our compensation committee considered the following:

•	consistency among 2011 performance targets and our 2011 business plan;

•	2011 performance targets as compared to 2010 performance targets and 2010 actual performance;

•	alignment of the 2011 performance targets with the investment community's published projections for us and for other key publicly-traded title company competitors; and

•	the effect that reaching performance targets would have on our growth and margins.
The 2011 performance goals were return on equity, or ROE, and pre-tax margin relating to our title segment. ROE is a measure of profit earned in comparison to the total amount of shareholder equity. ROE was selected as a relevant performance goal because it is an effective measure of financial success and it is commonly used within our title industry. The use of ROE as a performance goal encourages executive officers to pursue responsible growth and investment opportunities that provide desired returns. Moreover, we believe that ROE is a measure that is clearly understood by both our executive officers and shareholders. ROE was calculated by taking GAAP net income for 2011 and dividing it by total shareholders' equity as of the beginning of 2011. We selected pre-tax margin (relating to our title segment) as a measure for the short-term incentives because we believe pre-tax margin is a financial measure that is significantly influenced by the performance of our executives, and it aligns the executives' short-term incentive opportunity with one of our key corporate growth objectives and is commonly used within our title industry. Pre-tax margin is determined by dividing the earnings before income taxes and noncontrolling interests for the Fidelity National Title Group segment by total revenues of the Fidelity National Title Group segment. Both performance goals have a significant impact on long-term stock price and the expectations of the investment community.
Final calculations are subject to adjustment for acquisitions, divestitures, major restructuring charges, non-budgeted discontinued operations and currency fluctuations. In 2011, we did not make any adjustments to the performance targets in calculating the 2011 performance results.
Set forth below are the 2011 weightings of these threshold, target and maximum performance levels, and 2011 results.

Performance Metric	Weight	Threshold	Target	Maximum	Results
ROE	50%	5%	7.5%	10%	10.7%	*
Pre-Tax Margin (Title Segment)	50%	5%	7.5%	10%	11.1%	*
________________________________
* Payout percentage is capped at maximum.

The table below lists our named executive officers and shows the ranges of possible payments under our annual incentive plan and the calculation of their 2011 incentive awards based on the 2011 performance results shown in the table above. Our superior performance in 2011 resulted in the annual incentives being paid out at their maximum levels.

		2011	2011
	2011	Annual	Total
	Base	Incentive	Incentive
Name	Salary	Target	Paid
William P. Foley, II	$600,000	200%	$3,600,000
George P. Scanlon	600,000	150%	1,800,000
Raymond R. Quirk	740,000	150%	2,220,000
Anthony J. Park	400,000	100%	800,000
Brent B. Bickett	183,000	150%	549,000
Long-Term Equity Incentives
The underlying principles of our equity incentive program are to attract, retain and motivate talented executives, to emphasize performance-based compensation and focus our executives on objective, measurable results, and to align our executives' interests with the interests of our shareholders. Our approach to long-term equity incentives generally has two elements: (1) an annual grant of share-based incentives that vests over several years, and (2) stock ownership guidelines for our officers. Our 2011 share-based incentive grants and our stock ownership guidelines are described below.
We use our shareholder-approved omnibus plan for long-term incentive awards. Our omnibus plan allows us to grant stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other cash or share-based awards.
In October 2011, we granted performance-based restricted stock to our named executive officers under our omnibus plan. The performance element is based upon achievement of pre-tax margin in our title segment of 6% in at least two of the five quarters beginning October 1, 2011. Calculation of the goal excludes claim loss reserve adjustments (positive or negative) for prior period loss development, extraordinary events or accounting adjustments, acquisitions, divestitures, major restructuring charges and non-budgeted discontinued operations. We selected pre-tax margin since it measures our achievements in operating efficiency, profitability and capital management. In addition, it is a key measure used by investors and has a significant impact on long-term stock price. We believe these awards help us create long-term shareholder value by linking the interests of our named executive officers, who are in positions to directly influence shareholder value, with the interests of our shareholders. In addition to aligning the executive's interest with the interests of our shareholders, our compensation committee believes these restricted stock awards aid in retention because the executive must remain employed for at least three years before the restricted stock is eligible to fully vest. Additionally, after the shares vest, our named executive officers must hold half of the total number of shares for six months. Our named executive officers will receive credit for dividends paid on the shares at the same time as paid to regular shareholders, but those dividends will be subject to the same vesting requirements of the underlying shares-in other words, if the underlying shares do not vest, the dividends are forfeited. The number of shares subject to the restricted stock awards is disclosed in the Grants of Plan-Based Awards table.
We granted performance-based restricted stock in 2010 to our named executive officers, under which the performance element was based upon achievement of pre-tax margin in our title segment of 4% in at least two of the five quarters beginning October 1, 2010. In the fourth quarter of 2010, we achieved a pre-tax margin in our title segment of 13.8%, and in the first quarter of 2011, we achieved a pre-tax margin in our title segment of 9.3%. No adjustments were made to those results. Like the 2011 grants of performance-based restricted stock, the 2010 awards will fully vest if the named executive officer remains employed for at least three years from the date of grant, and after the shares vest, the executive must hold half of the total number of shares for six months. Our named executive officers will receive credit for dividends paid on the shares at the same time as paid to regular shareholders, but those dividends will be subject to the same vesting requirements of the underlying shares-in other words, if the underlying shares do not vest, the dividends are forfeited.
We do not attempt to time the granting of awards to any internal or external events. Our general practice has been for our compensation committee to make awards during the fourth quarter of each year following the release of our financial results for the third quarter. We also may grant awards in connection with significant new hires, promotions or changes in duties.
Our compensation committee considers several qualitative and quantitative factors when determining award levels, and ultimately uses its judgment when determining the terms of individual awards. The factors the committee considers include the following:

•	an analysis of competitive marketplace compensation data provided to our compensation committee by Strategic

Compensation Group;

•	the executive's level of responsibility and ability to influence our performance;

•	the executive's level of experience, skills and knowledge;

•	the need to retain and motivate highly talented executives, especially considering the current down business cycle;

•	corporate governance considerations related to executive compensation; and

•	our current business environment, objectives and strategy.
While our compensation committee considered each of the factors set forth above in arriving at the specific awards granted to each of our named executive officers in 2011, its determination was not formulaic; rather, our compensation committee exercised its discretion to make subjective decisions based on the totality of the factors.
In addition, in January 2011, the Remy International, Inc. ("Remy") compensation committee approved grants of restricted stock of Remy, a minority-owned subsidiary, to Messrs. Foley and Bickett, who are both members of the Board of Directors of Remy. The award was intended to reward Messrs. Foley and Bickett for their contributions to Remy and to incentivize them to contribute to Remy's prosperity going forward. Remy is a very important investment of the Company, and we believe Mr. Foley's and Mr. Bickett's future involvement with Remy is important to the success of that investment. The restricted stock vests as to 50% of the shares on each of the first and second anniversaries of the date of grant.
2011 Corporate Cost Savings Initiative
In October 2010, we implemented a special incentive under our annual incentive plan tied to corporate cost savings based on the achievement of specific capped levels of savings from October 1, 2010 through October 31, 2011. The purpose of the incentive was to help us reduce overall corporate level operating costs, improve profitability margins, increase earnings per share, meet or exceed investor expectations, and positively impact our stock price. Messrs. Scanlon, Quirk and Park participated in the plan because of their hands-on ability to achieve corporate cost savings. Mr. Foley did not participate in the incentive because he was not directly involved in implementing the plan's objectives on a day-to-day basis. Mr. Bickett did not participate in the incentive because, in his role at the Company, we expected he would have only limited involvement in achieving the plan's objectives.
“Cost savings” under the program was defined as annualized expense savings from specific actions taken by management which result in real cost savings to us which are over and above the third quarter 2010 “expense baseline” amount of $362 million. Examples of ways that these cost savings were achieved included a reduction in personnel, a reduction in compensation or benefits, the combination of departments or cost centers, or a change to more efficient processes. Our compensation committee had final authority to determine whether a specific amount will qualify as cost savings under the program, and the committee had the discretion to reduce a participant's incentive earned. Our Chief Financial Officer and Chief Executive Officer were required to certify the final cost savings calculations to our compensation committee.
The cost savings were calculated and the resulting incentives were paid in cash at the end of each quarter during the period of the program. Participants were required to be employed on the payment date in order to receive any amounts that were earned. The target incentive pool that could be earned and paid to all participants under the program was $10 million based on achievement of $50 million in annualized cost savings. No incentive would be earned until cost savings exceed $25 million. Beyond that $25 million threshold, the incentive earned would be pro-rated to the $50 million target level. If the cost savings exceeded the $50 million target before the plan ended, then 20% of the incremental cost savings above $50 million would be shared with plan participants and distributed based on the participant's share of the $10 million target incentive pool. The maximum that could be earned under the plan was $15 million.
Set forth below are the annualized cost savings results for the quarters ending January 31, 2011, April 30, 2011, July 31, 2011 and October 31, 2011:

Total Identified Savings
January 13, 2011	$29.7 million
April 30, 2011	$42.6 million
July 31, 2011	$50.4 million
October 31, 2011	$55.9 Million

Set forth below are the threshold, target and maximum incentive opportunities over the course of the program, the percentage of the incentive pool, and payments made for Messrs. Scanlon, Quirk and Park.

Name	Threshold Incentive ($)	Target Incentive ($)	Maximum Incentive Opportunity ($)	Share of the Pool (%)	Q1 2011 Payment ($)	Q2 2011 Payment ($)	Q3 2011 Payment ($)	Q4 2011 Payment ($)
George P. Scanlon	1,375,000	2,750,000	4,125,000	27.5	1,633,500	709,500	434,500	378,125
Raymond R. Quirk	875,000	1,750,000	2,625,000	17.5	1,039,500	451,500	276,500	240,625
Anthony J. Park	300,000	600,000	900,000	6.0	356,400	154,800	94,800	82,500
Adoption of Clawback Policy
In December of 2010, our compensation committee adopted a policy to recover any incentive-based compensation from our executive officers if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, and the incentive-based compensation paid during the preceding three-year period would have been lower had the compensation been based on the restated financial results. No clawbacks were made in 2011.
Benefit Plans
We provide retirement and other benefits to our U.S. employees under a number of compensation and benefit plans. Our named executive officers generally participate in the same compensation and benefit plans as our other executives and employees. All employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan and our Employee Stock Purchase Plan. In addition, our named executive officers are eligible to participate in broad-based health and welfare plans. We do not offer pensions or supplemental executive retirement plans for our named executive officers.
401(k) Plan
We sponsor a defined contribution savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. The plan contains a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code, as well as an employee stock ownership plan feature. Participating employees may contribute up to 40% of their eligible compensation, but not more than statutory limits, generally $16,500 in 2011. We did not make matching contributions in 2011.
A participant may receive the value of his or her vested account balance upon termination of employment. A participant is always 100% vested in his or her voluntary contributions. Vesting in matching contributions, if any, occurs on a pro rata basis over an employee's first three years of employment with us.
Deferred Compensation Plan
We provide our named executive officers, as well as other key employees, with the opportunity to defer receipt of their compensation under a nonqualified deferred compensation plan. None of our named executive officers elected to defer 2011 compensation into the plan. A description of the plan and information regarding our named executive officers' interests under the plan can be found in the Nonqualified Deferred Compensation table and accompanying narrative.
Employee Stock Purchase Plan
We sponsor an Employee Stock Purchase Plan, which we refer to as the ESPP, which provides a program through which our executives and employees can purchase shares of our common stock through payroll deductions and through matching employer contributions. Participants may elect to contribute between 3% and 15% of their salary into the ESPP through payroll deduction. At the end of each calendar quarter, we make a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters. For most employees, matching contributions are equal to 1/3 of the amount contributed during the quarter that is one year earlier than the quarter in which the matching contribution is made. For officers, including our named executive officers, and for employees who have completed at least ten consecutive years of employment with us, the matching contribution is 1/2 of such amount. The matching contributions, together with the employee deferrals, are used to purchase shares of our common stock on the open market.
Health and Welfare Benefits
We sponsor various broad-based health and welfare benefit plans for our employees. Certain executives, including our named executive officers, are provided with additional life insurance. The taxable portion of the premiums on this additional life insurance is reflected in the Summary Compensation Table under the column All Other Compensation and related footnote.

Other Benefits
We provide few special benefits to our executives. In general, the additional benefits provided are intended to help our named executive officers be more productive and efficient and to protect us and the executive from certain business risks and potential threats. In 2011, certain of our named executive officers received personal use of corporate aircraft and a minimal amount of club membership dues. In addition, Mr. Foley received financial planning services, and Messrs. Foley, Quirk and Bickett were reimbursed for legal fees. Our compensation committee regularly reviews the additional benefits provided to our executive officers and believes they are minimal. Further detail regarding additional benefits in 2011 can be found in the Summary Compensation Table under the column All Other Compensation and related footnote.
Employment Agreements and Post-Termination Compensation and Benefits
We have entered into employment agreements with each of our named executive officers. These agreements provide us and the executives with certain rights and obligations following a termination of employment, and in some instances, following a change in control. We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the executives in the event of certain termination events. A description of the material terms of the agreements can be found in the narrative following the Grants of Plan-Based Awards table and in the Potential Payments Upon Termination or Change in Control section.
Tax and Accounting Considerations
Our compensation committee considers the impact of tax and accounting treatment when determining executive compensation.
Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers. There is, however, an exception for certain performance-based compensation. Our compensation committee takes the deduction limitation under Section 162(m) into account when structuring and approving awards under our annual incentive plan and our omnibus plan. However, our compensation committee may approve compensation that will not meet these requirements.
Our compensation committee also considers the accounting impact when structuring and approving awards. We account for share-based payments, including stock option grants, in accordance with ASC Topic 718, which governs the appropriate accounting treatment of share-based payments under generally accepted accounting principles.
Compensation Committee Report
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
Daniel D. (Ron) Lane
Richard N. Massey
Cary H. Thompson

Executive Compensation
The following table contains information concerning the cash and non-cash compensation awarded to or earned by our named executive officers for the years indicated.
Summary Compensation Table

						Non-Equity
						Incentive
						Plan
				Stock	Option	Compensation	All Other
Name and Principal	Fiscal	Salary	Bonus	Awards	Awards	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)
William P. Foley, II	2011	600,000	—	7,331,011	—	3,600,000	991,486	12,522,497
Chairman of the Board	2010	560,000	250,000	4,673,212	1,380,000	3,373,291	622,461	10,858,964
	2009	585,000	—	2,812,000	8,328,300	5,995,506	572,414	18,293,220
George P. Scanlon *	2011	600,000	—	2,867,941	—	4,955,625	207,900	8,631,466
Chief Executive Officer	2010	308,333	75,000	2,076,976	459,247	782,064	18,871	3,720,491
Raymond R. Quirk	2011	740,000	—	2,867,941	—	4,228,125	162,778	7,998,844
President	2010	690,666	—	2,596,223	—	2,115,147	149,462	5,551,498
	2009	721,500	—	1,757,500	698,082	4,438,783	187,809	7,803,674
Anthony J. Park	2011	400,000	—	716,989	—	1,488,500	63,096	2,668,585
Executive Vice	2010	383,541	—	643,858	—	762,215	63,399	1,853,013
President and Chief Financial Officer	2009	363,029	—	421,800	149,589	1,325,940	78,256	2,338,614
Brent B. Bickett	2011	183,000	—	1,821,830	—	549,000	250,152	2,803,982
Executive Vice	2010	183,000	350,000	643,858	—	524,022	201,943	1,902,823
President, Corporate Finance	2009	164,287	—	421,800	149,589	1,004,721	211,940	1,952,337
________________________________
* Mr. Scanlon began serving as Chief Executive Officer effective November 1, 2010, and prior to that was our Chief Operating Officer since June 1, 2010, when he joined the Company. Mr. Scanlon's 2010 compensation reflects only his six months of employment with the Company.

(1)	Amounts shown are not reduced to reflect the named executive officers' elections, if any, to defer receipt of salary, if any, into our 401(k) plan, ESPP, or deferred compensation plans.
(2)
The amounts in 2010 with respect to Messrs. Foley and Bickett reflect bonus payments by our former minority-owned affiliate, Sedgwick CMS, upon closing of the sale of our investment in Sedgwick to a third party. The amount in 2010 with respect to Mr. Scanlon reflects a one time bonus paid at the initiation of his employment.

(3)
Represents the grant date fair value of restricted stock awards granted in 2011, 2010 and 2009, computed in accordance with ASC Topic 718, excluding forfeiture assumptions. These awards consisted of our restricted shares issued under the FNF omnibus plan. Assumptions used in the calculation of these amounts are included in Footnote M to our audited financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2012. The amounts for 2011 also include $1,800,000 and $900,000 with respect to Messrs. Foley and Bickett, respectively, relating to the January 4, 2011 grant of Remy restricted stock. As of March 30, 2012, we owned approximately 47% of Remy's common stock and account for it under the equity method of accounting.

(4)
Represents the grant date fair value of stock option awards granted in 2010 and 2009, computed in accordance with ASC Topic 718. These awards consisted primarily of options issued as part of our 2009 and 2008 long-term incentive compensation programs issued under the FNF omnibus plan. The amount for 2010 also includes a grant of options to Mr. Scanlon upon initiation of his employment in 2010, which were granted under the FNF omnibus plan. Assumptions used in the calculation of this amount are included in Footnote M to our audited financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2012. The amounts for 2010 also include $1,380,000 with respect to Mr. Foley relating to the December 7, 2010 grant of options by Ceridian Corporation. As of March 30, 2012 we owned approximately 33% of Ceridian's common stock and account for it under the equity method of accounting.

(5)
Represents amounts earned in 2011 under the FNF annual incentive plan and, as applicable, our 2011 Corporate Cost Savings initiative. For Mr. Scanlon $1,800,000 was earned under our annual incentive plan and $3,155,625 was earned under our 2011 Corporate Cost Savings Initiative. For Mr. Quirk, $2,220,000 was earned under our annual incentive plan and $2,008,125 was earned under our 2011 Corporate Cost Savings Initiative. For Mr. Park, $800,000 was earned under our annual incentive plan and $688,500 was earned under our 2011 Corporate Cost Savings Initiative.

(6)
Amounts shown for 2011 include matching contributions to our ESPP; dividends paid on restricted stock; life insurance premiums paid by us; fees received for services on the boards of directors of affiliates; personal use of a company airplane; club dues; and accounting and legal fees, as set forth below:

	Foley	Scanlon	Quirk	Park	Bickett
ESPP Matching Contributions	$42,000	$147,500	$34,533	$28,297	$13,453
Restricted Stock Dividends	126,132	27,170	70,962	20,771	20,491
Life Insurance Premiums	1,143	207	1,143	135	135
Director Fees Paid By Affiliates	216,500	—	—	—	174,000
Personal Airplane Use	332,284	27,023	45,141	7,893	33,875
Club Dues	—	6,000	6,000	6,000	—
Accounting Fees	116,670	—	—	—	—
Legal Fees	104,700	—	4,999	—	8,198
Insurance Fees	52,057	—	—	—	—

The following table sets forth information concerning awards granted to the named executive officers during the fiscal year ended December 31, 2011.
Grants of Plan-Based Awards

								(i)		(k)
								All Other		Grant Date
					Estimated Possible			Stock	(j)	Fair
		Estimated Possible Payouts Under			Payouts Under			Awards:	Exercise	Value
		Non-Equity Incentive Plan			Equity Incentive Plan			Number of	or Base	of Stock
		Awards(1)			Awards(2)			Shares of	Price of	and
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	Stock or	Option	Option
(a)	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Awards	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#)(3)	($/Share)	($)
William P. Foley, II	1/4/2011	—	—	—	—	—	—	163,636	—	1,800,000
	10/28/2011	—	—	—	—	354,098	—	—	—	5,531,011
	Annual Incentive Plan	600,000	1,200,000	3,600,000	—	—	—	—	—	—
George P. Scanlon	10/28/2011	—	—	—	—	183,607	—	—	—	2,867,941
	Annual Incentive Plan	450,000	900,000	1,800,000	—	—	—	—	—	—
	Corporate Cost Savings Incentive Plan	1,375,000	2,750,000	4,125,000	—	—	—	—	—	—
Raymond R. Quirk	10/28/2011	—	—	—	—	183,607	—	—	—	2,867,941
	Annual Incentive Plan	555,000	1,110,000	2,220,000	—	—	—	—	—	—
	Corporate Cost Savings Incentive Plan	875,000	1,750,000	2,625,000	—	—	—	—	—	—
Anthony J. Park	10/28/2011	—	—	—	—	45,902	—	—	—	716,989
	Annual Incentive Plan	200,000	400,000	800,000	—	—	—	—	—	—
	Corporate Cost Savings Incentive Plan	300,000	600,000	900,000	—	—	—	—	—	—
Brent B. Bickett	1/4/2011	—	—	—	—	—	—	81,818	—	900,000
	10/28/2011	—	—	—	—	59,016	—	—	—	921,830
	Annual Incentive Plan	137,250	274,500	549,000	—	—	—	—	—	—
________________________________

(1)
The amounts shown in column (c) reflect the minimum payment levels under the FNF annual incentive plan and corporate cost savings incentive initiative. The minimum payout levels are 50% of the target amounts shown in column (d) under the FNF annual incentive plan and corporate cost savings incentive plan. The amount shown in column (e) under the FNF annual incentive plan for everyone except Mr. Foley is 200% of the target amount. For Mr. Foley, the amount in column (e) is 300% of the target amount. These amounts are based on the individual's 2011 salary and position. The amounts shown in column (e) under the corporate cost savings incentive initiative are the maximum potential incentives that may be earned under that initiative based on the performance formula under the plan. The maximum incentive potential under that plan is 150% of the target incentive potential.

(2)	The amounts shown in column (g) reflect the number of shares of performance-based restricted stock granted to each named executive officer under the FNF omnibus plan.
(3)	The amounts shown in column (i) reflect grants of Remy restricted shares.
Employment Agreements
We have entered into employment agreements with all of our named executive officers. Additional information regarding post-termination benefits provided under these employment agreements can be found in the “Potential Payments Upon Termination or Change in Control” section.
William P. Foley, II
We entered into a three-year amended and restated employment agreement with Mr. Foley, effective July 2, 2008, to serve as our executive Chairman, with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Foley’s minimum annual base salary is $600,000. Prior to the amendment described below, Mr. Foley’s annual cash incentive target was 250% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Foley is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Foley and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Foley is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.
Effective as of February 4, 2010, we entered into an amendment to Mr. Foley’s employment agreement with Mr. Foley. The amendment provides that, if any payments or benefits to be paid to Mr. Foley pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Foley may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code. If Mr. Foley does not elect to have such payments so reduced, Mr. Foley is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross-up payment under the employment agreement.
The amendment to Mr. Foley’s employment agreement also (i) reduces his annual incentive bonus target from 250% of his annual base salary to 200% of his annual base salary, and (ii) eliminates the obligation of the Company to make severance payments to Mr. Foley in the event he terminates his employment following a change in control without good reason.
Mr. Foley’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.
George P. Scanlon
We entered into an employment agreement with Mr. Scanlon, effective as of June 1, 2010, to serve as our Chief Operating Officer. Subsequently, we entered into a new three-year amended and restated employment agreement with Mr. Scanlon, effective November 1, 2010, to serve as our Chief Executive Officer, with a provision for automatic annual extensions on the first anniversary of the effective date and for an additional year each anniversary thereafter unless either party gives written notice to the other not to extend the employment term at least 270 days before such extension would be effectuated. We will pay Mr. Scanlon a base salary of no less than $600,000 per year. Mr. Scanlon is eligible for an annual incentive bonus opportunity under the FNF annual incentive plan, with amounts payable depending on performance relative to targeted results. For the period from June 1, 2010 through October 31, 2010, Mr. Scanlon's target bonus was 125% of his base salary during such period, with a maximum of up to 250% of his base salary during such period. For the period from November 1, 2010 through the remainder of the employment term, Mr. Scanlon's target bonus is 150% of his base salary during such period, with a maximum of up to 300% of his base salary during such period. Mr. Scanlon is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Scanlon and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Scanlon is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee. The employment agreement also provides that, if any payments or benefits to be paid to Mr. Scanlon pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Scanlon may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code. If Mr. Scanlon does not elect to have such payments so reduced, Mr. Scanlon is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross-up payment under the employment agreement.
Mr. Scanlon's employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.
Raymond R. Quirk
We entered into a three-year amended and restated employment agreement with Mr. Quirk, effective October 10, 2008, to serve as our President, with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Quirk’s minimum annual base salary is $740,000, with an annual cash incentive target of 150% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Quirk is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Quirk and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Quirk is also entitled to the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.
Effective as of February 4, 2010, the Company and Mr. Quirk entered into an amendment to Mr. Quirk’s employment agreement. The amendment provides that, if any payments or benefits to be paid to Mr. Quirk pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Quirk may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code. If Mr. Quirk does not elect to have such payments so reduced, Mr. Quirk is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross-up payment under the employment agreement.

Mr. Quirk’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.
Anthony J. Park
We entered into a three-year amended and restated employment agreement with Mr. Park, effective October 10, 2008, to serve as our Executive Vice President, Chief Financial Officer, with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Park’s minimum annual base salary is $375,000, with an annual cash incentive target equal to at least 100% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Park is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Park and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Park is also entitled to the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships, and he is eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.
Effective as of February 4, 2010, the Company and Mr. Park entered into an amendment to Mr. Park’s employment agreement. The amendment provides that, if any payments or benefits to be paid to Mr. Park pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Park may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code. If Mr. Park does not elect to have such payments so reduced, Mr. Park is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross-up payment under the employment agreement.
Mr. Park’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.
Brent B. Bickett
We entered into a three-year amended and restated employment agreement with Mr. Bickett, effective July 2, 2008, to serve as our Executive Vice President, Corporate Finance, with a provision for automatic annual extensions beginning on the first anniversary of the effective date and continuing thereafter unless either party provides timely notice that the term should not be extended. Effective as of January 1, 2012 we entered into an amendment to the employment agreement with Mr. Bickett. Under the terms of the agreement, as amended, Mr. Bickett’s minimum annual base salary is $276,500, with an annual cash bonus target of 150% of his annual base salary, with amounts payable depending on performance relative to targeted results. Mr. Bickett is entitled to supplemental disability insurance sufficient to provide at least 60% of his pre-disability base salary, and Mr. Bickett and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Bickett is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.
Effective as of February 4, 2010, the Company and Mr. Bickett entered into an amendment to Mr. Bickett’s employment agreement. The amendment provides that, if any payments or benefits to be paid to Mr. Bickett pursuant to the terms of the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Bickett may elect for such payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Internal Revenue Code. If Mr. Bickett does not elect to have such payments so reduced, Mr. Bickett is responsible for payment of any excise tax resulting from such payments and shall not be entitled to a gross-up payment under the employment agreement.
Mr. Bickett’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.
Annual Incentive Awards
In 2011, our compensation committee approved performance-based cash incentive award opportunities for our named executive officers. The performance-based cash incentive award opportunities are calculated by multiplying base salary by the named executive officer’s applicable percentage approved by our compensation committee based on the level of performance that we achieved. More information about the annual incentive awards, including the targets and criteria for determining the amounts payable to our named executive officers, can be found in the “Compensation Discussion and Analysis” section.
Corporate Cost Savings Incentive Awards
In 2010, we implemented a special incentive under the FNF annual incentive plan tied to corporate cost savings based on the achievement of specific capped levels of savings from October 1, 2010 through October 31, 2011. Messrs. Scanlon, Quirk and Park participated in the plan. More information about the corporate cost savings incentive awards, including the targets and criteria for determining the amounts payable to our named executive officers, can be found in the “Compensation Discussion and Analysis” section.

Long Term Equity Incentive Awards
In October 2011, our compensation committee approved grants of performance-based restricted stock to our named executive officers. The performance element is based upon achievement of pre-tax margin in our title segment of 6% in at least two of the five quarters beginning October 1, 2011. The restricted stock also vests proportionately each year over three years based on continued employment with us. Our compensation committee did not grant stock options in 2011 to our named executive officers.    More information about the long term equity incentive awards can be found in the “Compensation Discussion and Analysis” section.
Salary and Bonus in Proportion to Total Compensation
The “Compensation Discussion and Analysis” section contains a table showing the proportion of our named executive officers’ salary to total compensation for 2011.

Outstanding FNF Equity Awards at Fiscal Year-End

		Option Awards(1)					Stock Awards(2)
									Equity Incentive Plan Awards:
										Market or Payout
				Equity Incentive				Market	Number of Unearned	Value of Unearned
		Number of Securities	Number of Securities	Plan Awards:			Number of Shares or	Value of Shares or	Shares, Units or	Shares, Units or
		Underlying Unexercised	Underlying Unexercised	Number of Securities	Option		Units of Stock	Units of Stock that	Other Rights That	Other Rights That
		Options	Options	Underlying	Exercise	Option	That Have	Have Not	Have Not	Have Not
	Grant	(#)	(#)	Unearned	Price	Expiration	Not Vested	Vested	Vested	Vested
Name	Date	Exercisable	Unexercisable	Options (#)	($)	Date	(#)	($)	(#)	($)
William P. Foley, II	10/15/2004	732,692	—	—	16.65	10/15/2012	—	—	—	—
William P. Foley, II	8/19/2005	293,077	—	—	17.67	8/19/2015	—	—	—	—
William P. Foley, II	11/8/2007	800,000	—	—	13.64	11/8/2015	—	—	—	—
William P. Foley, II	10/27/2008	1,333,333	—	—	7.09	10/27/2016	—	—	—	—
William P. Foley, II	1/20/2009	—	—	1,500,000	16.16	1/22/2017	—	—	—	—
William P. Foley, II	11/23/2009	—	—	—	—	—	66,666	1,061,989	—	—
William P. Foley, II	11/12/2010	—	—	—	—	—	226,416	3,606,807	—	—
William P. Foley, II	10/28/2011	—	—	—	—	—	—	—	354,098	5,640,781
George P. Scanlon	6/1/2010	33,334	66,666	—	13.99	6/1/2017	—	—	—	—
George P. Scanlon	11/12/2010	—	—	—	—	—	100,628	1,603,004	—	—
George P. Scanlon	10/28/2011	—	—	—	—	—	—	—	183,607	2,924,860
Anthony J. Park	12/23/2002	16,079	—	—	8.26	12/23/2012	—	—	—	—
Anthony J. Park	9/10/2004	58,469	—	—	12.77	9/10/2012	—	—	—	—
Anthony J. Park	11/8/2007	173,333	—	—	13.64	11/8/2015	—	—	—	—
Anthony J. Park	10/27/2008	213,333	—	—	7.09	10/27/2016	—	—	—	—
Anthony J. Park	11/23/2009	20,000	—	—	14.06	11/23/2017	10,000	159,300	—	—
Anthony J. Park	11/12/2010	—	—	—	—	—	31,195	496,936	—	—
Anthony J. Park	10/28/2011	—	—	—	—	—	—	—	45,902	731,219
Raymond R. Quirk	10/15/2004	329,712	—	—	16.65	10/15/2012	—	—	—	—
Raymond R. Quirk	11/8/2007	400,000	—	—	13.64	11/8/2015	—	—	—	—
Raymond R. Quirk	10/27/2008	666,667	—	—	7.09	10/27/2016	—	—	—	—
Raymond R. Quirk	11/23/2009	93,334	46,666	—	14.06	11/23/2017	41,666	663,739	—	—
Raymond R. Quirk	11/12/2010	—	—	—	—	—	125,786	2,003,771	—	—
Raymond R. Quirk	10/28/2011	—	—	—	—	—	—	—	183,607	2,924,860
Brent B. Bickett	10/15/2004	164,856	—	—	16.65	10/15/2012	—	—	—	—
Brent B. Bickett	8/19/2005	109,904	—	—	17.67	8/19/2015	—	—	—	—
Brent B. Bickett	11/8/2007	120,000	—	—	13.64	11/8/2015	—	—	—	—
Brent B. Bickett	10/27/2008	234,667	—	—	7.09	10/27/2016	—	—	—	—
Brent B. Bickett	11/23/2009	20,000	10,000	—	14.06	11/23/2017	10,000	159,300	—	—
Brent B. Bickett	11/12/2010	—	—	—	—	—	31,195	496,936	—	—
Brent B. Bickett	10/28/2011	—	—	—	—	—	—	—	59,016	940,125
________________________________

(1)
Option grants made in 2010 were granted under the omnibus plan as part of our 2010 long-term incentive compensation. Option grants made in 2009 were granted under the omnibus plan as part of our 2009 long-term incentive compensation and, except with respect to Mr. Foley, vest 33% annually over a period of three years from the date of grant. Mr. Foley’s options granted in 2009 vest in 1/3 increments over three years, provided that if the price of our common stock has not exceeded the amount that is 20% greater than our stock’s closing price on January 20, 2009 ($16.16 multiplied by 1.2, or $19.39), for fifteen consecutive trading days on or before the scheduled vesting date, the portion of the options that would have vested on the scheduled vesting date will vest only if and when the price of a share of our stock has exceeded $19.39 for fifteen consecutive trading days on or before the options’ expiration date. Option grants made in 2008 were granted under the omnibus plan as part of our 2008 long-term incentive compensation and vest 33% annually over a period of three years from the date of grant. Option grants made in 2007 were granted under the omnibus plan as part of our 2007 long-term incentive compensation and vest 25% annually over a period of four years from the date of grant.

(2)
We made the November 2009, November 2010 and November 2011 grants under the omnibus plan. The November 2009 grants vest 33% annually over three years. The November 2010 grants vest 33% annually over three years provided we achieve pre-tax margin of 4% in our title segment in at least two of the five quarters beginning October 1, 2010. The November 2010 grants vest 33% annually over three years provided we achieve pre-tax margin of 6% in our title segment in at least two of the five quarters beginning October 1, 2011. Market values are based on the December 31, 2011 closing price of $15.93.

Outstanding Ceridian Option Awards at Fiscal Year End

	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date
Name		(#)	(#)	($)
William P. Foley, II (1)	12/7/2010	—	300,000	10.00	12/7/2020
________________________________

(1)
50% of the options vest quarterly over three years from the date of grant, and vest immediately upon a change in control of Ceridian. The remaining 50% vest upon the earliest to occur of (i) a change in control of Ceridian or (ii) following an Initial Public Offering if the equity value of the common stock equals at least $20 and the optionee's service with Ceridian has not terminated.

Outstanding Remy Restricted Stock Awards at Fiscal Year End

	Grant Date (1)	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name		(#)	($)
William P. Foley, II	1/4/2011	163,636	2,740,903
Brent B. Bickett	1/4/2011	81,818	1,370,452
________________________________
(1) 50% of the shares vest on each anniversary of the date of grant.

The following table sets forth information concerning each exercise of stock options, stock appreciation rights and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended December 31, 2011 for each of the named executive officers on an aggregated basis:
Option Exercises and Stock Vested

	Option Awards			Stock Awards
	Number of Shares			Number of Shares
	Acquired on Exercise		Value Realized on Exercise	Acquired on Vesting	Value Realized on Vesting
Name	(#)		($)	(#)	($)
William P. Foley, II	—	—	—	260,429	2,141,902
Anthony J. Park	22,107		350,389	54,628	501,692
Raymond R. Quirk	—		—	144,837	1,594,063
Brent B. Bickett	—		—	39,124	378,401
George P. Scanlon	—		—	50,315	777,870
Nonqualified Deferred Compensation
Under our nonqualified deferred compensation plan, which was amended and restated effective January 1, 2009, participants, including our named executive officers, can defer up to 75% of their base salary and 100% of their monthly, quarterly and annual incentives, subject to a minimum deferral of $16,500. Deferral elections are made during specified enrollment periods. Deferrals and related earnings are not subject to vesting conditions.
Participants’ accounts are bookkeeping entries only and participants’ benefits are unsecured. Participants’ accounts are credited or debited daily based on the performance of hypothetical investments selected by the participant, and may be changed on any business day. The funds from which participants may select hypothetical investments, and the 2011 rates of return on these investments, are listed in the following table:

	2011		2011
	Rate of		Rate of
Name of Fund	Return	Name of Fund	Return
Nationwide NVIT Money Market V	0.00%	Goldman Sachs VIT Mid Cap Value	(6.38)%
PIMCO VIT Real Return Portfolio	11.67%	T Rowe Price Mid Cap Growth II	(1.52)%
PIMCO VIT Total Return Portfolio	3.61%	Royce Capital Small Cap	(3.28)%
LASSO Long and Short Strategic Opportunities	(1.24)%	Vanguard VIF Small Company Growth Portfolio	1.36%
T. Rowe Price Equity Income II Portfolio	(1.04)%	MFS VIT II International Value Svc	(1.78)%
Dreyfus Stock Index	1.88%	American Funds IS International	(13.96)%
American Funds IS Growth	(4.28)%
Upon retirement, which generally means separation of employment after attaining age sixty, an individual may elect either a lump-sum withdrawal or installment payments over 5, 10 or 15 years. Similar payment elections are available for pre-retirement survivor benefits. In the event of a termination prior to retirement, distributions are paid over a 5-year period. Account balances less than the applicable Internal Revenue Code Section 402(g) limit will be distributed in a lump-sum. Participants can elect to receive in-service distributions in a plan year designated by the participant and these amounts will be paid within two and one-half months from the close of the plan year in which they were elected to be paid. The participant may also petition us to suspend elected deferrals, and to receive partial or full payout under the plan, in the event of an unforeseeable financial emergency, provided that the participant does not have other resources to meet the hardship.
Plan participation continues until termination of employment. Participants will receive their account balance in a lump-sum distribution if employment is terminated within two years after a change in control.
In 2004, Section 409A of the Internal Revenue Code was passed. Section 409A changed the tax laws applicable to nonqualified deferred compensation plans, generally placing more restrictions on the timing of deferrals and distributions. The deferred compensation plan contains amounts deferred before and after the passage of Section 409A. For amounts subject to Section 409A, which in general terms includes amounts deferred after December 31, 2004, a modification to a participant’s payment elections may be made upon the following events:

•
Retirement: Participants may modify the distribution schedule for a retirement distribution from a lump-sum to annual installments or vice versa, however, a modification to the form of payment requires that the payment(s) commence at least five years after the participant’s retirement, and this election must be filed with the administrator at least 12 months prior to retirement.

•
In-service Distributions: Participants may modify each in-service distribution date by extending it by at least five years; however, participants may not accelerate the in-service distribution date and this election must be filed with the administrator at least 12 months prior to the scheduled in-service distribution date.

Deferral amounts that were vested on or before December 31, 2004 are generally not subject to Section 409A and are governed by more liberal distribution provisions that were in effect prior to the passage of Section 409A. For example, a participant may withdraw these grandfathered amounts at any time, subject to a withdrawal penalty of ten percent, or may change the payment elections for these grandfathered amounts if notice is timely provided.
The table below describes the contributions and distributions made with respect to the named executive officers’ accounts under our nonqualified deferred compensation plan. None of the named executive officers deferred 2011 compensation under the plan.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	(Loss) Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)
William P. Foley, II	—	—	(13,961)	—	1,389,521
Anthony J. Park	—	—	(4,216)	—	133,005
Brent B. Bickett	—	—	1,395	70,053	298,483

Potential Payments Upon Termination or Change-in-Control
In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change in control. The amounts described in this section reflect amounts that would have been payable under our plans and, where applicable, the named executive officers’ employment agreements if their employment had terminated on December 31, 2011. The types of termination situations include a voluntary termination by the executive, with or without good reason, a termination by us either for cause or not for cause and termination in the event of disability or death. We also describe the estimated payments and benefits that would be provided upon a change in control without a termination of employment. The actual payments and benefits that would be provided upon a termination of employment would be based on the named executive officers’ compensation and benefit levels at the time of the termination of employment and the value of accelerated vesting of share-based awards would be dependent on the value of the underlying stock.
For each type of employment termination, the named executive officers would be entitled to benefits that are available generally to our domestic salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees. In addition to these generally available plans and arrangements, the named executive officers would be entitled to benefits under our nonqualified deferred compensation plan, as described above in the Nonqualified Deferred Compensation table and accompanying narrative.
Potential Payments under Employment Agreements
As discussed above, we have entered into employment agreements with our named executive officers. The agreements contain provisions for the payment of severance benefits following certain termination events. Below is a summary of the payments and benefits these named executive officers would receive in connection with various employment termination scenarios.

Under the terms of each employment agreement, if the executive’s employment is terminated by us for any reason other than for cause and not due to death or disability, or by the executive for good reason then the executive is entitled to receive:

•	any accrued obligations,
•	a prorated annual incentive based on the actual incentive the named executive officer would have earned for the year of termination,
•
a lump-sum payment equal to 200% (or 300% in the case of Mr. Foley, or 250% in the case of Mr. Scanlon) of the sum of the executive’s (a) annual base salary and (b) the highest annual bonus paid to the executive within the 3 years preceding his termination or, if higher, the target bonus opportunity in the year in which the termination of employment occurs,

•	immediate vesting and/or payment of all our equity awards (except performance-based awards, which vest pursuant to the terms of the awards),
•	the right to convert any life insurance provided by us into an individual policy, plus a lump sum cash payment equal to thirty-six months of premiums, and
•
other COBRA coverage (so long as the executive pays the premiums) for a period of three years or, if earlier, until eligible for comparable benefits from another employer, plus a lump sum cash payment equal to the sum of thirty-six monthly COBRA premium payments.

If the executive’s employment terminates due to death or disability, we will pay him, or his estate:

•	any accrued obligations, and
•
a prorated annual bonus based on (a) the target annual bonus opportunity in the year in which the termination occurs or the prior year if no target annual bonus opportunity has yet been determined and (b) the fraction of the year the executive was employed.

Mr. Scanlon's employment agreement also provides that he will receive any unpaid base salary that would have been paid through the end of the term of his employment agreement, which would end November 1, 2013. In addition, other than with respect to Mr. Scanlon, each executive’s employment agreement provides for supplemental disability insurance sufficient to provide at least 2/3 of the executive’s pre-disability base salary. For purposes of the agreements, an executive will be deemed to have a “disability” if he is entitled to receive long-term disability benefits under our long-term disability plan.
If the executive’s employment is terminated by FNF for cause or by the executive without good reason our only obligation is the payment of any accrued obligations.
For purposes of each agreement, “cause” means the executive’s:

•	persistent failure to perform duties consistent with a commercially reasonable standard of care,
•	willful neglect of duties,
•	conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty,
•	material breach of the employment agreement, or
•	impeding or failing to materially cooperate with an investigation authorized by our board.
In addition, for Mr. Scanlon, a material breach of the Company's policies, accounting practices or standards of ethics also constitutes “cause.”
For purposes of each agreement, “good reason” includes:

•	a material diminution in the executive’s position or title or the assignment of duties to the executive that are materially inconsistent with the executive’s position or title,
•	a material diminution of the executive’s base salary or annual bonus opportunity,
•
except for Mr. Scanlon, within six months immediately preceding or within two years immediately following a change in control, (1) a material adverse change in the executive's status, authority or responsibility, (2) a material adverse change in the position to whom the executive reports or to the executive's service relationship as a result of such reporting structure change, or a material diminution in the authority, duties or responsibilities of the position to whom the executive reports, (3) a material diminution in the budget over which the executive has managing authority, or (4) a material change in the geographic location of the executive's place of employment, or

•	our material breach of any of our obligations under the employment agreement.
With respect to Mr. Scanlon, “good reason” includes a material adverse change in the position to whom Mr. Scanlon reports, a material diminution in the managerial authority or a material change in the geographic location of Mr. Scanlon's principal working location.
For purposes of each agreement, other than Mr Scanlon, a "change in control” means:

•	an acquisition by an individual, entity or group of more than 50% of our voting power,
•
a merger in which we are not the surviving entity, unless our shareholders immediately prior to the merger hold more than 50% of the combined voting power of the resulting corporation after the merger,

•
a reverse merger in which we are the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately prior to such merger,

•	during any period of 2 consecutive years during the employment term, a change in the majority of our board, unless the changes are approved by 2/3 of the directors then in office,
•
a sale, transfer or other disposition of our assets that have a total fair market value equal to or more than 1/3 of the total fair market value of all of our assets immediately before the sale, transfer or disposition, other than a sale, transfer or disposition to an entity (1) which immediately after the sale, transfer or disposition owns 50% of our voting stock or (2) 50% of the voting stock of which is owned by us after the sale, transfer or disposition, or

•	our shareholders approve a plan or proposal for the liquidation or dissolution of our Company.
Potential Payments Under FNF Omnibus Plan
In addition to the post-termination rights and obligations set forth in the employment agreements of our named executive officers, the FNF omnibus plan provides for the potential acceleration of vesting and/or payment of equity awards in connection with a change in control. Under the FNF omnibus plan, except as otherwise provided in a participant’s award agreement, upon the occurrence of a change in control any and all outstanding options and stock appreciation rights will become immediately exercisable, any restriction imposed on restricted stock, restricted stock units and other awards will lapse, and any and all performance shares, performance units and other awards with performance conditions will be deemed earned at the target level, or, if no target level is specified, the maximum level.
For purposes of the FNF omnibus plan, the term “change in control” means the occurrence of any of the following events:

•	an acquisition by an individual, entity or group of 25% or more of our voting power (except for acquisitions by us or any of our employee benefit plans),
•	during any period of 2 consecutive years, a change in the majority of our board, unless the change is approved by 2/3 of the directors then in office,
•
a reorganization, merger, share exchange, consolidation or sale or other disposition of all or substantially all of our assets; excluding, however, a transaction pursuant to which we retain specified levels of stock ownership and board seats, or

•	our shareholders approve a plan or proposal for our liquidation or dissolution.
Estimated Cash Severance Payments
Our estimate of the cash severance amounts that would be provided to the named executive officers assumes that their employment terminated on December 31, 2011. The severance amounts do not include a prorated 2011 annual incentive since the named executive officers would have been paid based on their service through the end of the year and therefore would have received the amount whether or not the termination occurred.
For a termination of employment by us not for cause or a termination by the executive for good reason, the following payments would have been made under the employment agreements: Mr. Foley $12,771,789; Mr. Scanlon 6,157,930; Mr. Park $2,555,976; Mr. Quirk $6,043,137; and Mr. Bickett $1,621,401. Upon a termination of the executives' employment due to death or disability, except with respect to Mr. Scanlon, the executives would receive any accrued obligations. In addition to any accrued obligations, Mr. Scanlon would receive any unpaid base salary that would have been paid through the end of the term of his employment agreement, which would have been $501,370.
Estimated Equity Values
As disclosed in the Outstanding FNF Equity Awards at Fiscal Year-End table, each named executive officer had outstanding unvested stock options and restricted stock awards on December 31, 2011. Under the terms of the FNF omnibus plan and award agreements, these stock options and restricted stock awards would vest upon a change in control. In addition, under the named executive officers' employment agreements, the portion of these stock options and restricted stock awards that vest based solely on the passage of time would vest upon any termination of employment by us not for cause or a termination by the executive for good reason.
In any other termination event, all unvested stock options and restricted stock awards would expire at the employment termination date. The following estimates are based on a stock price of $15.93 per share, which was the closing price of our common stock on December 31, 2011. The stock option amounts reflect the excess of this share price over the exercise price of the unvested stock options that would vest. The restricted stock amounts were determined by multiplying the number of shares that would vest by $15.93. Our estimate of the value of equity that would vest assumes that a change in control and, as applicable, a termination of employment occurred on December 31, 2011.
The estimated value of the FNF stock options held by the named executive officers that would vest upon a change in control would be as follows: Mr. Foley $13,618,664; Mr. Scanlon $194,000; Mr. Park $2,338,896; Mr. Quirk $5,303,136; and Mr. Bickett $2,405,356. The estimated value of FNF restricted stock awards held by the named executive officers that would vest upon a change in control would be as follows: Mr. Foley $10,309,577; Mr. Scanlon $4,527,864; Mr. Park $1,387,455; Mr. Quirk $5,592,370; and Mr. Bickett $1,596,361. The estimated value of restricted stock awards held by the named executive officers that would vest upon a termination of the named executive officers' employment by us not for cause or a termination by the executives for good reason would be as follows: Mr. Foley $2,865,393; Mr. Scanlon $801,502; Mr. Park $407,760; Mr. Quirk $1,665,625; and Mr. Bickett $704,744.
Compensation Committee Interlocks and Insider Participation
The compensation committee is currently composed of Daniel D. (Ron) Lane (Chair), Cary H. Thompson, and Richard N. Massey. During fiscal year 2011, no member of the compensation committee was a former or current officer or employee of FNF or any of its subsidiaries. In addition, during fiscal year 2011, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.
Discussion of our Compensation Policies and Practices as They Relate to Risk Management
We reviewed our compensation policies and practices for all employees, including our named executive officers, and determined that our compensation programs are not reasonably likely to have a material adverse effect on our company. In conducting the analysis, we reviewed the structure of our executive, non-officer and sales commission incentive programs and the internal controls and risk abatement processes that are in place for each program. We also reviewed data compiled across our direct title operations, agency title operations, ServiceLink, specialty insurance and corporate operations relative to total revenue, total compensation expenses and incentive program expenses.
We believe that several design features of our executive compensation program mitigate risk. We set base salaries at levels that provide our employees with assured cash compensation that is appropriate to their job duties and level of responsibility and that, when taken together with incentive awards, motivate them to perform at a high level without encouraging inappropriate risk taking to achieve a reasonable level of secure compensation.
With respect to our executives’ incentive opportunities, we believe that our use of measurable corporate financial performance goals, multiple performance levels and minimum, target and maximum achievable payouts, together with the compensation committee’s discretion to reduce awards, serve to mitigate excessive risk-taking. The risk of overstatement of financial figures to which incentives are tied is mitigated by the compensation committee’s review and approval of the awards and payments under the awards, our ability to recover any incentive-based compensation pursuant to our clawback policy and the internal and external review of our financials. We also believe that our balance of stock options and restricted stock and use of multi-year vesting schedules in our long-term incentive awards encourages recipients to deliver incremental value to our shareholders and aligns their interests with our sustainable long-term performance, thereby mitigating risk. In addition, in 2009 we increased required stock ownership multiples for some executives and included stock retention requirements in our restricted stock awards, both of which help to align our executives interests with our long-term performance and mitigate risk.
With respect to our non-officer incentive program, we believe that our use of clearly communicated performance goals and close monitoring by our corporate accounting group, corporate underwriting group and senior management serve to mitigate excessive risk-taking. Our sales commission incentive program is based on revenue generation, which is critical to our performance. We have controls in place that mitigate the risk that transactions might be recommended or executed to earn short-term, commission-based incentive compensation, including operational management oversight and approval, management reporting, and detailed underwriting guidelines and approval escalation.
Director Compensation
Directors who are our salaried employees receive no additional compensation for services as a director or as a member of a committee of our board. In 2011, all non-employee directors received an annual retainer of $70,000, payable quarterly, plus $2,500 for each board meeting attended in 2011. The chairman and each member of the audit committee received an additional annual fee (payable in quarterly installments) of $24,000 and $12,000, respectively, for their service on the audit committee, plus a fee of $3,000 for each audit committee meeting he attended in 2011. The chairmen and each member of the compensation committee and the corporate governance and nominating committee received an additional annual fee (payable in quarterly installments) of $10,000 and $6,000, respectively, for their service on such committees, plus a fee of $1,500 for each committee meeting attended in 2011. Mr. Ammerman deferred the fees he earned in 2011 for his services as a director and the chairman of the audit committee. In addition, in 2011 each non-employee director received a long-term incentive award of 10,492 restricted shares except for the lead director, Mr. Hagerty, who received a long-term incentive award of 11,475 restricted shares. The restricted shares were granted under the FNF omnibus plan and vest proportionately each year over three years from the date of grant based upon continued service on our board. We also reimburse each non-employee director for all reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings. Finally, each non-employee member of our board is eligible to participate in our deferred compensation plan to the extent he elects to defer any board or committee fees.
The following table sets forth information concerning the compensation of our directors for the fiscal year ending December 31, 2011:

	Fees Earned or		Option	All Other
	Paid in Cash	Stock Awards	Awards	Compensation	Total
Name	($)(1)	($)(2)	($)	($)(3)	($)
Douglas K. Ammerman	138,000	163,885	—	3,816	305,701
Willie D. Davis	123,000	163,885	—	3,816	290,701
Thomas M. Hagerty	101,500	179,240	—	4,583	285,323
Daniel D. (Ron) Lane	145,000	163,885	—	3,816	312,701
General William Lyon	90,000	163,885	—	3,816	257,701
Richard N. Massey	82,000	163,885	—	3,816	249,701
Peter O. Shea, Jr.	97,500	163,885	—	3,816	265,201
Cary H. Thompson	105,000	163,885	—	3,816	272,701
Frank P. Willey	90,000	163,885	—	3,816	257,701
________________________________

(1)	Represents the cash portion of annual board and committee retainers and meeting fees earned for services as a director in 2011.
(2)
These amounts represent the grant date fair value of restricted stock awards granted in 2011, computed in accordance with FASB ASC Topic 718. These awards consisted of restricted shares granted in October 2011 which vest over a period of three years from the grant date. Assumptions used in the calculation of these amounts are included in Footnote M to our audited financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K filed with the SEC on February 23, 2012. Restricted stock awards granted for the fiscal year ended December 31, 2011 for each director were as follows: Mr. Ammerman 10,492; Mr. Davis 10,492; Mr. Hagerty 11,475; Mr. Lane 10,492; Mr. Lyon 10,492; Mr. Massey 10,492; Mr. Shea, Jr. 10,492; Mr. Thompson 10,492; and Mr. Willey 10,492. The fair value of the awards as shown above is based on a per share fair value of $15.62. As of December 31, 2011, restricted stock awards outstanding for each director were as follows: Mr. Ammerman 18,945; Mr. Davis 18,945; Mr. Hagerty 21,953; Mr. Lane 18,945; Mr. Lyon 18,945; Mr. Massey 18,945; Mr. Shea, Jr. 18,945; Mr. Thompson 18,945; and Mr. Willey 18,945. As of December 31, 2011, stock option awards outstanding for each director were as follows: Mr. Ammerman 117,962; Mr. Davis 130,402; Mr. Hagerty 97,982; Mr. Lane 129,785; Mr. Lyon 74,000; Mr. Massey 74,000; Mr. Shea, Jr. 74,000; Mr. Thompson 119,735; and Mr. Willey 85,906.

(3)	Amounts shown for all directors reflect dividends paid on shares of restricted stock in 2011.

CORPORATE GOVERNANCE AND RELATED MATTERS
Corporate Governance Guidelines
Our board adopted a set of corporate governance guidelines in September 2005 to provide, along with the charters of the committees of the board, a framework for the functioning of the board and its committees and to establish a common set of expectations as to how the board should perform its functions. The Corporate Governance Guidelines address the composition of the board, the selection of directors, the functioning of the board, the committees of the board, the evaluation and compensation of directors and the expectations of directors, including ethics and conflicts of interest. These guidelines specifically provide that a majority of the members of the board must be outside directors whom the board has determined have no material relationship with us and whom otherwise meet the independence criteria established by the New York Stock Exchange. The board reviews these guidelines and other aspects of our governance at least annually. A copy of our Corporate Governance Guidelines is available for review on the Investor Relations page of our website at www.fnf.com. Stockholders may also obtain a copy by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 46.
Code of Ethics and Business Conduct
Our board has adopted a Code of Ethics for Senior Financial Officers, which is applicable to our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer, and a Code of Business Conduct and Ethics, which is applicable to all our directors, officers and employees. The purpose of these codes is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our codes of ethics were adopted to reinvigorate and renew our commitment to our longstanding standards for ethical business practices. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Under our codes of ethics, an amendment to or a waiver or modification of any ethics policy applicable to our directors or executive officers must be disclosed to the extent required under Securities and Exchange Commission and/or New York Stock Exchange rules. We intend to disclose any such amendment or waiver by posting it on the Investor Relations page of our website at www.fnf.com.
Copies of our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers are available for review on the Investor Relations page of our website at www.fnf.com. Stockholders may also obtain a copy of any of these codes by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 46.
The Board
In 2011, our board of directors was composed of Douglas K. Ammerman, Willie D. Davis, William P. Foley, II, Thomas M. Hagerty, Daniel D. (Ron) Lane, General William Lyon, Richard N. Massey, Peter O. Shea, Jr., Cary H. Thompson, and Frank P. Willey, with Mr. Foley serving as Executive Chairman of the Board.
Our board met eight times in 2011. All directors attended at least 75% of the meetings of the board and of the committees on which they served during 2011. Our non-management directors also met periodically in executive sessions without management. In accordance with our Corporate Governance Guidelines, at each meeting a non-management member of the board is designated by the other non-management directors to preside as the lead director during that session. We do not, as a general matter, require our board members to attend our annual meeting of stockholders, although each of our directors is invited to attend our 2012 annual meeting. During 2011, one member of our board attended the annual meeting of stockholders.
Director Independence
Nine of the ten members of our board are non-employees. On February 8, 2012, the board determined that Douglas K. Ammerman, Willie D. Davis, Thomas M. Hagerty, Daniel D. (Ron) Lane, General William Lyon, Richard N. Massey, Peter O. Shea, Jr. and Cary H. Thompson are independent under the criteria established by the New York Stock Exchange and our Corporate Governance Guidelines. Additionally, under these standards, the board determined that William P. Foley, II is not independent because he is the Executive Chairman and an employee of the Company, and that Frank P. Willey is not independent because he was a partner in a law firm that received payments from the Company.
Committees of the Board
The board has four standing committees: an audit committee, a compensation committee, a corporate governance and nominating committee and an executive committee. The charter of each of the audit, compensation and corporate governance and nominating committee is available on the Investor Relations page of our website at www.fnf.com. Stockholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 46.

Corporate Governance and Nominating Committee
The members of the corporate governance and nominating committee are Thomas M. Hagerty (Chair) and Peter O. Shea, Jr. Each of Messrs. Hagerty and Shea was deemed to be independent by the board, as required by the New York Stock Exchange. The corporate governance and nominating committee met one time in 2011.
The primary functions of the corporate governance and nominating committee, as identified in its charter, are:

•	identifying individuals qualified to become members of the board and making recommendations to the board regarding nominees for election;
•	developing and recommending to the board a set of corporate governance principles applicable to us and reviewing such principles at least annually;
•	establishing procedures for the corporate governance and nominating committee to exercise oversight of the evaluation of the board and management;
•	evaluating, at least annually, the performance of the corporate governance and nominating committee;
•	considering nominees recommended by stockholders; and
•	assisting management in the preparation of the disclosure in our annual proxy statement regarding the operations of the corporate governance and nominating committee.
The corporate governance and nominating committee has not established specific minimum age, education, years of business experience or specific types of skills for potential director candidates, but, in general, will consider, among other things, the following criteria in fulfilling its duty to recommend nominees for election as directors:

•	personal qualities and characteristics, accomplishments and reputation in the business community;
•	current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business;
•	ability and willingness to commit adequate time to the board and committee matters;
•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to our needs; and
•	diversity of viewpoints, background, experience and other demographics of our board.
The corporate governance and nominating committee would consider qualified candidates for directors suggested by current directors, management and our stockholders. The corporate governance and nominating committee and the board apply the same criteria in evaluating candidates nominated by stockholders as in evaluating candidates recommended by other sources. Stockholders can suggest qualified candidates for director to the corporate governance and nominating committee by writing to our Corporate Secretary at 601 Riverside Avenue, Jacksonville, Florida 32204. The submission must provide the information required by, and otherwise comply with the procedures set forth in, Section 3.1 of our bylaws. Section 3.1 also requires that the nomination notice be submitted by a prescribed time in advance of the meeting. See “Stockholder Proposals” elsewhere in this proxy statement. Upon receipt of a stockholder-proposed director candidate, the corporate secretary will assess the board’s needs, primarily whether or not there is any current pending vacancy or a possible need to be filled by adding or replacing a director. The corporate secretary will also prepare a director profile by comparing the desired list of criteria with the candidate’s qualifications. Submissions that meet the criteria outlined above and in our Corporate Governance Guidelines will be forwarded to the Chairman of the corporate governance and nominating committee for further review and consideration. To date, no suggestions with respect to candidates for nomination have been received from stockholders.
Audit Committee
The members of the audit committee are Douglas K. Ammerman (Chair), Willie D. Davis and Daniel D. (Ron) Lane. The board has determined that each of the audit committee members is financially literate and independent as required by the rules of the Securities and Exchange Commission and the New York Stock Exchange, and that each of Messrs. Ammerman, Davis, and Lane is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission. The audit committee met eight times in 2011.

The primary functions of the audit committee include:

•	appointing, compensating and overseeing our independent registered public accounting firm;
•	overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;
•	discussing the annual audited financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm;
•	establishing procedures for receiving, processing and retaining complaints (including anonymous complaints) we receive concerning accounting controls or auditing issues;
•	approving audit and non-audit services provided by our independent registered public accounting firm;
•	discussing earnings press releases and financial information provided to analysts and rating agencies;
•	discussing policies with respect to risk assessment and risk management; and
•	producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.
The audit committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.
Report of the Audit Committee
The audit committee of the board submits the following report on the performance of certain of its responsibilities for the year 2011:
The primary function of our audit committee is oversight of (i) the quality and integrity of our financial statements and related disclosures, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of our internal audit function and independent registered public accounting firm. Our audit committee acts under a written charter, which was adopted in 2005 and subsequently approved by our board. We review the adequacy of our charter at least annually. Our audit committee is comprised of the three directors named below, each of whom has been determined by the board to be independent as defined by New York Stock Exchange independence standards. In addition, our board has determined that each of Messrs. Ammerman, Davis and Lane is an audit committee financial expert as defined by Securities and Exchange Commission rules.
In performing our oversight function, we reviewed and discussed with management and KPMG, LLP, our independent registered public accounting firm, our audited financial statements as of and for the year ended December 31, 2011. Management and KPMG, LLP reported to us that our consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of FNF and its subsidiaries in conformity with generally accepted accounting principles. We also discussed with KPMG, LLP matters covered by the Statement on Auditing Standards No. 61 (Communication With Audit Committees).
We have received and reviewed the written disclosures and the letter from KPMG, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and have discussed with them their independence. In addition, we have considered whether KPMG, LLP’s provision of non-audit services to us is compatible with their independence.
Finally, we discussed with our internal auditors and KPMG, LLP the overall scope and plans for their respective audits. We met with KPMG, LLP at each meeting. Management was present for some, but not all, of these discussions. Our discussions with them included the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.
Based on the reviews and discussions referred to above, we recommended to our board that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended 2011 and that KPMG, LLP be appointed independent registered public accounting firm for FNF for 2012.
In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of our financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process. The independent registered public accounting firm is responsible for auditing our annual financial statements and expressing an opinion as to whether the statements are fairly stated in conformity with generally accepted accounting principles. The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Securities Exchange Act of 1934 in either of those fields or in auditor independence.

The foregoing report is provided by the following independent directors, who constitute the committee:
AUDIT COMMITTEE
Douglas K. Ammerman (Chair)
Willie D. Davis
Daniel D. (Ron) Lane
Compensation Committee
The members of the compensation committee are Daniel D. (Ron) Lane (Chair), Cary H. Thompson and Richard N. Massey. Each of Messrs. Lane, Thompson and Massey was deemed to be independent by the board, as required by the New York Stock Exchange. The compensation committee met eight times during 2011. The functions of the compensation committee include the following:

•	discharging the board responsibilities relating to compensation of our executives;
•
reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, and setting the Chief Executive Officer’s compensation level based on this evaluation;

•	making recommendations to the board with respect to incentive-compensation plans and equity-based plans; and
•	producing an annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations.
For more information regarding the responsibilities of the compensation committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation” beginning on page 14.
Executive Committee
The members of the executive committee are William P. Foley, II (Chair), Cary H. Thompson and Thomas M. Hagerty, and each of Messrs. Thompson and Hagerty was deemed to be independent by our board. The executive committee did not meet in 2011. Subject to limits under state law, the executive committee may invoke all of the power and authority of the board in the management of FNF.
Board Leadership Structure and Role in Risk Oversight.
We separated the positions of CEO and Chairman of the Board in recognition of the differences between the two roles. In October 2009, our Board of Directors adopted a Charter of Lead Independent Director and appointed one of our independent directors, Thomas M. Hagerty, as the Lead Director. The responsibilities of the Lead Director are to:

•	preside at meetings of the board of directors in the absence of, or upon the request of, the Chairman;
•	serve as a designated member of the Executive Committee of the Board;
•	call and preside over all executive meetings of non-employee directors and independent directors and report to the board, as appropriate, concerning such meetings;
•	review board meeting agendas and schedules in collaboration with the Chairman and recommend matters for the board to consider and information to be provided to the board;
•
serve as a liaison and supplemental channel of communication between non-employee/independent directors and the Chairman without inhibiting direct communications between the Chairman and other directors;

•	serve as the principal liaison for consultation and communication between the non-employee/independent directors and stockholders;
•	advise the Chairman concerning the retention of advisors and consultants who report directly to the Board; and
•	be available to major shareholders for consultation and direct communication.
The Board considers it to be useful and appropriate to designate a Lead Director to serve in a lead capacity to coordinate the activities of the other non-employee directors and to perform such other duties and responsibilities as the Board may determine.
The Board administers its risk oversight function directly and through committees. The Audit Committee oversees the Company’s financial reporting process, risk management program, legal and regulatory compliance, performance of the independent auditor, internal audit function, and financial and disclosure controls. Management identifies strategic risks of the Company and aligns the annual audit plan with the auditable risks. Management presents the identified risks and the audit plan to the Audit Committee for review and approval. Management also reports quarterly to the Audit Committee and the Board regarding claims. The Audit Committee also receives quarterly reports on compliance matters. The Corporate Governance and Nominating Committee considers the adequacy of the Company’s governance structures and policies. The Compensation

Committee reviews and approves the Company’s compensation and other benefit plans, policies and programs and considers whether any of those plans, policies or programs create risks that are likely to have a material adverse effect on the Company. Each committee provides reports on its activities to the full Board.
Contacting the Board
Any stockholder or other interested person who desires to contact any member of the board or the non-management members of the board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, FL 32204. Communications received are distributed by the Corporate Secretary to the appropriate member or members of the board.
Certain Relationships and Related Transactions
Certain Relationships with FIS
Our Chairman, William P. Foley, II, also serves as the Vice Chairman of the board of directors of FIS. In addition to Mr. Foley, our directors Thomas M. Hagerty and Richard N. Massey also serve as directors of FIS. We refer to these directors as the dual-service directors. Brent B. Bickett, who serves as our Executive Vice President, Corporate Finance, also serves as Executive Vice President, Corporate Finance for FIS. Michael L. Gravelle, who serves as our Executive Vice President, General Counsel and Corporate Secretary, also serves as Executive Vice President, Chief Legal Officer and Corporate Secretary of FIS. In addition to their employment agreements with us, Messrs. Bickett and Gravelle also have employment agreements with FIS. We refer to Messrs. Foley, Bickett and Gravelle as the overlapping officers. Each of the dual-service directors and each of the overlapping officers during 2011 owned common stock, and options to buy additional common stock, of both our company and of FIS.
Historically, we have provided a variety of services to FIS, and FIS has provided various services to us, pursuant to agreements and arrangements between us and FIS. Some of these agreements and arrangements were entered into in connection with our separation from FIS described below, and others were already in existence prior to the separation or have been entered into since the separation from FIS.
On October 24, 2006, we completed the acquisition of substantially all of the assets and liabilities of old FNF (other than old FNF’s interests in FIS and in a small subsidiary, FNF Capital Leasing, Inc.) in exchange for shares of our common stock (the “asset contribution”). In connection with the asset contribution from old FNF, effective as of October 26, 2006, old FNF distributed all of the shares it acquired from us in connection with the asset contribution, together with certain other of our shares, to old FNF’s stockholders in a tax-free distribution (the “Full Spin-Off”). Following the Full Spin-Off, effective as of November 9, 2006, old FNF merged with and into FIS (the “FIS Merger”). We refer to the FIS Merger, the asset contribution and the Full Spin-Off collectively as the “separation from FIS.” In connection with the separation from FIS, we entered into various agreements with FIS, including a tax disaffiliation agreement, a cross-indemnity agreement, and an agreement regarding the sharing of premium expenses for certain ongoing insurance policies we purchased. While these agreements continue in effect, no payments for indemnification or liability have been made by us or by FIS under any of these agreements.
Arrangements with FIS
Overview
In 2011, there were various agreements between FIS and us. These agreements included:

•	the master information technology and application development services agreement;
•	the interchange use and cost sharing agreements for corporate aircraft;
•	the sublease agreement;
•	our investment agreement with FIS.
Master Information Technology Services Agreement
We are party to a master information technology services agreement with FIS, pursuant to which FIS provides various services to us, such as IT infrastructure support and data center management. Under this agreement, we have designated certain services as high priority critical services required for our business. These include managed operations, network, email/messaging, network routing, technology center infrastructure, active directory and domains, systems perimeter security, data security, disaster recovery and business continuity. FIS agrees to use reasonable best efforts to provide these core services without interruption throughout the term of the master services agreement, except for scheduled maintenance. We can also request services that are not specified in the agreement, and, if we can agree on the terms, a new statement of work or amendment will be executed. In addition, if requested by us, FIS will continue to provide, for an appropriate fee, services to us that are not specifically included in the master information technology services agreement if those services were provided to us by FIS or its subcontractors in the past.

Under this agreement, we are obligated to pay FIS for the services that we (and our subsidiaries) utilize, calculated under a specific and comprehensive pricing schedule. Although the pricing includes some minimum usage charges, most of the service charges are based on volume and actual usage, specifically related to the particular service and the complexity of the technical development and technology support provided by FIS to us. The net amount we paid FIS under this agreement during 2011 was approximately $35.8 million.
In addition, under the master information technology services agreement with FIS, we provided to FIS administrative corporate support services and cost sharing services. The pricing for the services provided by us under this agreement was on a cost-only basis, so that we were in effect reimbursed by FIS for the costs and expenses incurred in providing these services. During 2011, we paid received $0.5 million from FIS for services rendered. There were no corporate services rendered to us by FIS or its subsidiaries.
The master information technology services agreement was amended on July 2, 2008 and is effective for a term of five years from that date unless earlier terminated in accordance with its terms. We have the right to renew the agreement for two successive one-year periods, by providing a written notice of our intent to renew at least six months prior to the expiration date. Upon receipt of a renewal notice, the parties will begin discussions regarding the terms and conditions that will apply for the renewal period, and if the parties have not reached agreement on the terms by the time the renewal period commences, then the agreement will be renewed for only one year on the terms as in effect at the expiration of the initial term. We may also terminate the agreement or any particular statement of work or base services agreement subject to certain minimum fees and prior notice requirements, as specified for each service. In addition, if either party fails to perform its obligations under the agreement, the other party may terminate after the expiration of certain cure periods.
Interchange Use and Cost Sharing Agreements for Corporate Aircraft
On July 2, 2008, we entered into an interchange agreement with FIS with respect to our continued use of the corporate aircraft leased or owned by FIS, and the use by FIS of the corporate aircraft leased by us. We also entered into a cost sharing agreement with FIS with respect to the sharing of certain costs relating to other corporate aircraft that are leased or owned by us but used by FIS from time to time. These arrangements provide us with access from time to time to additional corporate aircraft that we can use for our business purposes. The interchange agreement has a perpetual term, but may be terminated at any time by any party upon 30 days prior written notice. The cost sharing agreement continues so long as we own or lease the corporate aircraft (or any replacement corporate aircraft) that is subject to the cost sharing arrangement with FIS. Under the interchange agreement, we reimburse FIS, or FIS reimburses us, for the net cost differential of our use of the aircraft owned or leased by FIS, and their respective aggregate use of our aircraft. The interchange use and the amounts for which each of us can be reimbursed are subject to Federal Aviation Authority regulations and are the same as would apply to any third party with whom we would enter into an aircraft interchange arrangement. During 2011, the amount that we received from FIS, net of amounts paid to FIS, was approximately $4.0 million.
Sublease Agreement
We sublease to FIS a portion of the office space (including furnishings) in an office building known as “Building V” that is leased by us and located in Jacksonville, Florida. During 2011, the total rent we charged to FIS was less than $1.0 million.
Investment in Fidelity National Information Services, Inc.
On October 1, 2009, pursuant to an investment agreement with Thomas H. Lee Partners, L.P. (“THL”) and FNF dated as of March 31, 2009, FIS issued and sold (a) to THL in a private placement 12.9 million shares of FIS common stock for an aggregate purchase price of approximately $200.0 million and (b) to FNF in a private placement 3.2 million shares of FIS common stock for an aggregate purchase price of approximately $50.0 million. FIS paid each of THL and FNF a transaction fee equal to 3% of their respective investments. The investment agreement provides that neither THL nor FNF may transfer the shares purchased in the investments, subject to limited exceptions, for 180 days after the closing. During the third quarter of 2010, we sold 1,611,574 shares of common stock of FIS in a tender offer by FIS at $29.00 per share for a realized gain of $21.7 million. The fair market value of our investment in FIS common stock was $52.9 million as of March 30, 2012.
Other Related Party Arrangements
Certain Other Related Party Arrangements
During 2011, certain entities owned or controlled by our Executive Chairman, William P. Foley II, paid us an aggregate of $307,225 for corporate support services such as legal, accounting and bookkeeping. Also, during 2011, we paid $453,382 to Rock Creek Cattle Company, Ltd., a company owned by Mr. Foley, in fees related to company meetings at the facility and membership dues for certain company officers, including $18,000 in dues for our named executive officers. We also paid $13,249 to Hotel Les Mars, LLC, $25,974 to Foley Family Wines, $1,172 to Kuleto Estate, $57,946 to EOS Acquisition II, LLC, $1,985 to Glacier Jet Center, $1,171 to Mackenzie River Pizza Whitefish, $12,483 to Foley Estates Vineyards and Winery and $1,335 to Glacier Restaurant Group, LLC., each a company owned or controlled by Mr. Foley.
Sara Bennett, the daughter-in-law of Mr. Quirk, is an attorney who is employed by a subsidiary of the company as underwriting counsel. In 2011, Ms. Bennett's gross earnings were $124,220, and she received health and other benefits customarily provided to similarly situated employees.
Hennelly & Grossfeld, LLP, a law firm in which Mr. Willey is a partner, acted as claims counsel to the Company. The Company paid $6,007,607 in legal fees and expenses to Hennelly & Grossfeld, LLP in 2011.
Review, Approval or Ratification of Transactions with Related Persons
Pursuant to our codes of ethics, a “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with our interests, and can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Anything that would present a conflict for a director, officer or employee would also likely present a conflict if it is related to a member of his or her family. Our code of ethics states that clear conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:

•	any significant ownership interest in any supplier or customer;
•	any consulting or employment relationship with any customer, supplier or competitor; and
•	selling anything to us or buying anything from us, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.
It is our policy to review all relationships and transactions in which we and our directors or executive officers (or their immediate family members) are participants in order to determine whether the director or officer in question has or may have a direct or indirect material interest. Our Chief Compliance Officer, together with our legal staff, is primarily responsible for developing and implementing procedures to obtain the necessary information from our directors and officers regarding transactions to/from related persons. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest must be discussed promptly with our Chief Compliance Officer. The Chief Compliance Officer, together with our legal staff, then reviews the transaction or relationship, and considers the material terms of the transaction or relationship, including the importance of the transaction or relationship to us, the nature of the related person’s interest in the transaction or relationship, whether the transaction or relationship would likely impair the judgment of a director or executive officer to act in our best interest, and any other factors such officer deems appropriate. After reviewing the facts and circumstances of each transaction, the Chief Compliance Officer, with assistance from the legal staff, determines whether the director or officer in question has a direct or indirect material interest in the transaction and whether or not to approve the transaction in question.
With respect to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, our codes of ethics require that each such officer must:

•	discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with our General Counsel;
•
in the case of our Chief Financial Officer and Chief Accounting Officer, obtain the prior written approval of our General Counsel for all material transactions or relationships that could reasonably be expected to give rise to a conflict of interest; and

•
in the case of our Chief Executive Officer, obtain the prior written approval of the audit committee for all material transactions that could reasonably be expected to give rise to a conflict of interest.

In the case of any material transactions or relationships involving our Chief Financial Officer or our Chief Accounting Officer, the General Counsel must submit a list of any approved material transactions semi-annually to the audit committee for its review.
Under Securities and Exchange Commission rules, certain transactions in which we are or will be a participant and in which our directors, executive officers, certain stockholders and certain other related persons had or will have a direct or indirect material interest are required to be disclosed in this related person transactions section of our proxy statement. In addition to the procedures above, our audit committee reviews and approves or ratifies any such transactions that are required to be disclosed. The committee makes these decisions based on its consideration of all relevant factors. The review may be before or after the commencement of the transaction. If a transaction is reviewed and not approved or ratified, the committee may recommend a course of action to be taken.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16 of the Securities Exchange Act of 1934, requires the Company’s executive officers and directors to file reports of their ownership, and changes in ownership, of the Company’s common stock with the Securities and Exchange Commission. Executive officers and directors are required by the Securities and Exchange Commission's regulations to furnish the Company with copies of all forms they file pursuant to Section 16 and the Company is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2011. Except as stated

below, based solely upon a review of these reports, we believe all directors and executive officers of the Company complied with the requirements of Section 16(a) in 2011.
During calendar years 2005 through 2010, one of our directors, Mr. Hagerty, engaged in certain transactions which did not need to be disclosed on Forms 4.  Such transactions were disclosed on Forms 5 which were filed in 2011. On August 30, 2011, one of our directors, Willie D. Davis, exercised options to acquire and sold 10,000 shares of our common stock. Due to an administrative error, the Form 4 to report the transaction was filed September 6, 2011.
STOCKHOLDER PROPOSALS
Any proposal that a stockholder wishes to be considered for inclusion in the proxy and proxy statement relating to the Annual Meeting of Stockholders to be held in 2013 must be received by the Company no later than December 14, 2012. Any other proposal that a stockholder wishes to bring before the 2013 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials must also be received by the Company no later than December 14, 2012. All proposals must comply with the applicable requirements or conditions established by the Securities and Exchange Commission and the Company’s bylaws, which requires among other things, certain information to be provided in connection with the submission of stockholder proposals. All proposals must be directed to the Secretary of the Company at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated as proxies by the Company in connection with the 2013 Annual Meeting of Stockholders will have discretionary voting authority with respect to any stockholder proposal for which the Company does not receive timely notice.

OTHER MATTERS
The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.
AVAILABLE INFORMATION
The Company files Annual Reports on Form 10-K with the Securities and Exchange Commission. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any stockholder to Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing the Company for its expenses in supplying any exhibit.
By Order of the Board of Directors
George P. Scanlon
Chief Executive Officer
Dated: April 13, 2012

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M45759-P22115 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FIDELITY NATIONAL FINANCIAL, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Frank P. Willey
02) Willie D. Davis

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M45760-P22115

FIDELITY NATIONAL FINANCIAL, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 23, 2012

The undersigned hereby appoints George P. Scanlon and Michael L. Gravelle, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Fidelity National Financial, Inc. held of record by the undersigned as of March 30, 2012, at the Annual Meeting of Stockholders to be held at 10:00 a.m., eastern time in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, FL 32204 on May 23, 2012, or any adjournment thereof.

This instruction and proxy card is also solicited by the Board of Directors of Fidelity National Financial, Inc. (the "Company") for use at the Annual Meeting of Stockholders on May 23, 2012 at 10:00 a.m. eastern time from persons who participate in the Fidelity National Financial, Inc. 401(k) Profit Sharing Plan the "401(k) Plan.

By signing this instruction and proxy card, the undersigned hereby instructs Wells Fargo Bank Minnesota, N.A., Trustee for the 401(k) Plan, to exercise the voting rights relating to any shares of common stock of Fidelity National Financial, Inc. allocable to his or her account(s) as of March 30, 2012. For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent (Fidelity National Financial, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717) by May 18, 2012. For shares voted by phone or Internet, the deadline is 11:59 PM on May 18, 2012. For the 401(k) Plan, the Trustee will tabulate the votes received from all participants received by the deadline and will determine the ratio of votes for and against each item. The Trustee will then vote all shares held in the 401(k) Plan according to these ratios.

THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE NOMINEES LISTED ON PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

Continued and to be signed on reverse side